DEBTOR-IN-POSSESSION CREDIT AGREEMENT
AMONG
SWIFT ENERGY COMPANY,
AS BORROWER,
CANTOR FITZGERALD SECURITIES,
AS ADMINISTRATIVE AGENT
AND
THE LENDERS SIGNATORY HERETO
December [_], 2015

TABLE OF CONTENTS
Page
ARTICLE 1 DEFINITIONS AND INTERPRETATION    1
1.1    Terms Defined Above    1
1.2    Additional Defined Terms    2
1.3    Undefined Financial Accounting Terms    23
1.4    References    23
1.5    Articles and Sections    23
1.6    Number and Gender    23
1.7    Incorporation of Exhibits    24

ARTICLE 2 TERMS OF THE FACILITY    24
2.1    Commitments    24
2.2    [Reserved]    25
2.3    Limitations on Interest Periods    25
2.4    Limitation on Types of Loans    25
2.5    Use of Loan Proceeds    25
2.6    Interest    27
2.7    Repayment of Loans and Interest    27
2.8    General Terms    27
2.9    Time, Place, and Method of Payments    28
2.10    Pro Rata Treatment; Adjustments    28
2.11    [Reserved]    29
2.12    Mandatory Prepayments    29
2.13    Voluntary Prepayments and Conversions of Loans    31
2.14    Reduction of Maximum Facility Amount    31
2.15    [Reserved]    32
2.16    [Reserved]    32
2.17    Set-off    32
2.18    General Provisions Relating to Interest    32
2.19    Obligations Absolute    33
2.20    Yield Protection    33
2.21    Illegality    35
2.22    Taxes    35
2.23    Replacement of Lenders    37
2.24    Regulatory Change    38
2.25    Fees    38
2.26    [Reserved]    39
2.27    Defaulting Lenders    39
2.28    Priority and Liens    40

ARTICLE 3 CONDITIONS    41
3.1    Conditions Precedent to Initial Loan    41
3.2    Conditions Precedent to the Final Order Funding Availability Date    44
3.3    Conditions Precedent to the Third Borrowing Funding Availability Date    45

ARTICLE 4 REPRESENTATIONS AND WARRANTIES    46
4.1    Existence of Borrower and Subsidiaries    46
4.2    [Reserved]    46
4.3    Due Authorization    46
4.4    Valid and Binding Obligations of Borrower    47
4.5    Security Instruments    47
4.6    Scope and Accuracy of Financial Statements    47
4.7    Liabilities, Litigation and Restrictions    47
4.8    Title to Properties    47
4.9    Compliance with Federal Reserve Regulations    48
4.10    Authorizations and Consents    48
4.11    Compliance with Laws, Rules, Regulations and Orders    48
4.12    Proper Filing of Tax Returns and Payment of Taxes Due    48
4.13    ERISA Compliance    48
4.14    Take-or-Pay; Gas Imbalances    49
4.15    Refunds    49
4.16    Casualties or Taking of Property    49
4.17    Locations of Business and Offices    49
4.18    Environmental Compliance    49
4.19    Investment Company Act Compliance    50
4.20    [Reserved]    50
4.21    No Material Misstatements    50
4.22    Subsidiaries    50
4.23    Defaults    50
4.24    Maintenance of Properties    50
4.25    Bankruptcy Orders    50

ARTICLE 5 AFFIRMATIVE COVENANTS    51
5.1    Maintenance and Access to Records    51
5.2    Quarterly Financial Statements    51
5.3    Annual Financial Statements    51
5.4    Compliance Certificate and Hedging Report    51
5.5    Oil and Gas Reserve Reports    51
5.6    SEC and Other Reports    52
5.7    Notices    53
5.8    Lender Conference Calls    54
5.9    Additional Information    54
5.10    Payment of Assessments and Charges    54
5.11    Compliance with Laws    55
5.12    ERISA Information and Compliance    55
5.13    Budget Update    55
5.14    Further Assurances    56
5.15    Production Report and Lease Operating Statements    56
5.16    [Reserved]    56
5.17    Maintenance of Existence and Good Standing    56
5.18    Maintenance of Tangible Property    57
5.19    Maintenance of Insurance    57
5.20    Inspection of Tangible Property    57
5.21    Payment of Notes and Performance of Obligations    57
5.22    Operation of Oil and Gas Properties    57
5.23    Performance of Designated Contracts    57
5.24    [Reserved]    57
5.25    [Reserved]    57
5.26    New Material Subsidiaries    57
5.27    Post-Closing Requirements    58
5.28    Bankruptcy Filings    58
5.29    Milestones    58
5.30    Cash Management    58
5.31    Contracts and Leases    59

ARTICLE 6 NEGATIVE COVENANTS    59
6.1    Indebtedness; Contingent Obligations    59
6.2    [Reserved]    60
6.3    Mortgages or Pledges of Assets    60
6.4    Sales of Properties; Leasebacks    60
6.5    Dividends and Distributions    61
6.6    Changes in Corporate Structure    61
6.7    [Reserved]    61
6.8    Investments    61
6.9    Lines of Business; Subsidiaries    62
6.10    ERISA Compliance    62
6.11    Sale or Discount of Receivables    62
6.12    Transactions With Affiliates    62
6.13    [Reserved]    62
6.14    [Reserved]    63
6.15    [Reserved]    63
6.16    [Reserved]    63
6.17    Negative Pledges    63
6.18    [Reserved]    63
6.19    [Reserved]    63
6.20    Clauses Restricting Subsidiary Distributions    63
6.21    Hedging Agreements    63
6.22    Budget Variance and Capital Expenditures    64
6.23    Chief Restructuring Officer    64

ARTICLE 7 EVENTS OF DEFAULT    65
7.1    Enumeration of Events of Default    65
7.2    Rights Upon Default    68
7.3    Application of Proceeds    69

ARTICLE 8 THE ADMINISTRATIVE AGENT    70
8.1    Appointment    70
8.2    Delegation of Duties    70
8.3    Exculpatory Provisions    70
8.4    Reliance by Administrative Agent    71
8.5    Notice of Default    72
8.6    Non-Reliance on Administrative Agent and Other Lenders    72
8.7    [Reserved]    72
8.8    Restitution    73
8.9    Administrative Agent in Its Individual Capacity    73
8.10    Successor Administrative Agent    73
8.11    Applicable Parties    74
8.12    Collateral and Guaranty Matters    74

ARTICLE 9 MISCELLANEOUS    76
9.1    Successors and Assigns    76
9.2    Amendments and Waivers    80
9.3    Survival of Representations, Warranties and Covenants    81
9.4    Notices and Other Communications    81
9.5    Parties in Interest    82
9.6    No Waiver; Rights Cumulative    82
9.7    Survival Upon Unenforceability    82
9.8    Rights of Third Parties    82
9.9    Controlling Agreement    83
9.10    Confidentiality    83
9.11    Integration; DIP Order Controlling    83
9.12    Jurisdiction and Venue; Service of Process    84
9.13    Waiver of Rights to Jury Trial    84
9.14    Governing Law    84
9.15    Counterparts    84
9.16    Expenses; Indemnity; Damage Waiver    85
9.17    [Reserved]    86
9.18    [Reserved]    86
9.19    USA Patriot Act    86

SCHEDULES
Schedule 1.01        Permitted Asset Sales
Schedule 5.27        Post-Closing Obligations

EXHIBITS
Exhibit I        Form of Promissory Note
Exhibit II        Form of Assignment and Assumption
Exhibit III        Form of Borrowing Request
Exhibit IV        Form of Compliance Certificate and Hedging Report
Exhibit V        Facility Amounts
Exhibit VI        Disclosure Schedules
Exhibit VII        Subsidiaries
Exhibit VIII        Interim Order
Exhibit IX        Initial Budget
Exhibit X        Reserve Report Certificate

DEBTOR-IN-POSSESSION CREDIT AGREEMENT
THIS DEBTOR-IN-POSSESSION CREDIT AGREEMENT (this “Agreement”) is made and entered into as of December [_], 2015, by and among SWIFT ENERGY COMPANY, a Texas corporation (the “Borrower”), each of the Lenders from time to time a party hereto, CANTOR FITZGERALD SECURITIES, as administrative agent and collateral agent for the Lenders (in such capacity, together with its successors in such capacity pursuant to the terms hereof, the “Administrative Agent”), and the other parties from time to time party hereto.
W I T N E S S E T H:
WHEREAS, on December [●], 2015 (the “Petition Date”), the Borrower and certain Subsidiaries of the Borrower (in such capacity, each a “Debtor” and collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court;
WHEREAS, the Borrower has requested that Lenders provide it with a non-amortizing senior secured multi-draw term loan credit facility in an aggregate principal amount not to exceed $75,000,000 (the “DIP Facility”) to be used during the Bankruptcy Cases to repay certain Indebtedness and for general corporate purposes and working capital of the Borrower and its Subsidiaries during the Bankruptcy Cases (i) with an aggregate principal amount of up to $15,000,000 to be available for borrowing on the Closing Date (as defined below), (ii) with an additional aggregate principal amount of up to $15,000,000 to be available for borrowing on the Final Order Funding Availability Date (as defined below) and (iii) the remainder to be made available on the Third Borrowing Funding Availability Date (as defined below), in each case, subject to the terms set out herein (including the Budget covenant set forth in Section 6.22) and the other Loan Documents and in the DIP Order;
WHEREAS the Guarantors have agreed to guarantee the Obligations of Borrower hereunder and Borrower and each Guarantor have agreed to secure all of the Obligations hereunder by granting to the Administrative Agent, for the benefit of the Secured Parties, a Lien on substantially all of their assets on the terms set forth in the DIP Order; and
WHEREAS, pursuant to the terms of the DIP Order, all Obligations will be secured by valid perfected Liens on substantially all of Borrower’s and each Guarantor’s assets, having the priorities set forth in the DIP Order and in all cases, subject to Permitted Liens and the Carve Out.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATION
1.1    Terms Defined Above. As used in this Agreement, each term defined above shall have the meaning set forth above.

1.2    Additional Defined Terms. As used in this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:
“Acceptable Chief Restructuring Officer” shall mean Dean E. Swick or a replacement thereof reasonably acceptable to the Majority Lenders.
“Ad Hoc Group of Noteholders” shall mean those certain Noteholders represented by Kirkland & Ellis LLP and its financial advisor Houlihan Lokey. Upon request of the Administrative Agent, Kirkland & Ellis LLP and Houlihan Lokey shall provide to the Administrative Agent a list of the Lenders comprising the Ad Hoc Group of Noteholders.
“Additional Costs” shall mean costs which the Administrative Agent or any Lender determines are attributable to its obligation to make or its making or maintaining any Eurodollar Rate Loan, or any reduction in any amount receivable by the Administrative Agent or such Lender in respect of any such obligation or any Eurodollar Rate Loan, resulting from any Regulatory Change which (a) subjects to any tax of any kind whatsoever or changes the basis of taxation of any amounts payable to the Administrative Agent or such Lender under this Agreement or any Loan Document (other than Taxes covered by Section 2.22), (b) imposes or modifies any reserve, special deposit, compulsory loan, insurance charge, minimum capital, capital ratio, or similar requirements (other than the Reserve Requirement utilized in the determination of the Adjusted Eurodollar Rate for such Loan), or (c) imposes any other condition affecting this Agreement or any of such extensions of credit, liabilities, or commitments.
“Adequate Protection” shall have the meaning assigned to such term in the DIP Order.
“Adjusted Eurodollar Rate” shall mean, for any Interest Period for any Eurodollar Rate Loan, an interest rate per annum equal to the Eurodollar Rate in effect from time to time for such Interest Period for such Loan plus the Applicable Margin for a Eurodollar Rate Loan.
“Administrative Questionnaire” shall mean an administrative questionnaire by each Lender in a form approved by the Administrative Agent.
“Affiliate” shall mean any Person directly or indirectly controlling, controlled by, or under common control with the Borrower, including each affiliate and subsidiary (within the meaning of the regulations promulgated pursuant to the Securities Act of 1933, as amended) of the Borrower.
“Agent’s Representatives” shall have the meaning assigned to such term in Section 8.3.
“Agreement” shall mean this Credit Agreement, as amended, restated or supplemented from time to time.
“Agreement Value” shall mean, for each Hedging Agreement, on any date of determination, the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or a Subsidiary would be required to pay if such Hedging Agreement were terminated on such date.
“Alternative Base Rate” shall mean, for any day, a rate per annum equal to the sum of (a) the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Rate in effect on such day plus ½ of 1% and (iii) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the rate appearing on the Bloomberg Page “BBAM1” screen (or on any successor or substitute screen provided by Bloomberg, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market) at approximately 11:00 a.m. London time on such day, plus (b) the relevant Applicable Margin. Any change in the Alternative Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate, respectively.
“Alternative Base Rate Loan” shall mean any Loan and any portion of the Loan Balance which the Borrower has requested, in the initial Borrowing Request for such Loan or a subsequent Borrowing Request for such portion of the Loan Balance, to bear interest at the Alternative Base Rate, or which pursuant to the terms hereof are otherwise required to bear interest at the Alternative Base Rate.
“Applicable Lending Office” shall mean, for each Lender and type of Loan, the lending office of such Lender (or an affiliate of such Lender) designated for such type of Loan in such Lender’s Administrative Questionnaire as the office by which its Loans of such type are to be made and maintained or in such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent.
“Applicable Margin” shall mean at any time (x) for Eurodollar Rate Loans, 12.00% per annum and (y) for Alternative Base Rate Loans, 11.00% per annum.
“Approved Counterparty” shall mean (a) any Existing First Lien Lender or any Affiliate of an Existing First Lien Lender or (b) any other Person that has (or the credit support provider of such Person has) a long term senior unsecured debt or corporate credit rating of A- or A3 by S&P or Moody’s (or their equivalent) or higher.
“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Approved Plan” shall have the meaning assigned to such term in the definition of “Milestones.”
“Asset Sale” shall mean any sale, assignment, farm out, conveyance, transfer of any asset or other disposition of Property, other than a disposition pursuant to clauses (a) or (c) of Section 6.4.
“Assignment and Assumption” shall mean an Assignment and Assumption, substantially in the form of Exhibit II, with appropriate insertions.

“Backstop Fee” shall have the meaning assigned to such term in Section 2.25(c).
“Backstop Lenders” shall mean those certain Noteholders who are members of the Ad Hoc Group of Noteholders and who executed and delivered the RSA and who hold Facility Amounts in the DIP Facility and any other Person to whom any Backstop Lender assigns its Facility Amount and Loans (other than in connection with any Solicitation Assignment) and who becomes a party hereto pursuant to an Assignment and Assumption and the RSA in accordance with the terms thereof.
“Bankruptcy Cases” means the voluntary case of the Debtors filed under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.
“Benefitted Lender” shall have the meaning assigned to such term in Section 2.10(c).
“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority
“Borrowing” shall mean Loans made on the same date and as to which a single Interest Period is in effect.
“Borrowing Request” shall mean each written request, in substantially the form attached hereto as Exhibit III, by the Borrower to the Administrative Agent for a borrowing or conversion pursuant to Sections 2.1 or 2.13, each of which shall:
(a)    be signed by a Responsible Officer;
(b)    specify the amount and type of Loan requested or to be converted and the date of the borrowing or conversion (which shall be a Business Day);
(c)    when requesting an Alternative Base Rate Loan, be delivered to the Administrative Agent no later than 11:00 a.m., Central Standard or Daylight Savings Time, as the case may be, on the Business Day of the requested borrowing or conversion;
(d)    when requesting a Eurodollar Rate Loan, be delivered to the Administrative Agent no later than 11:00 a.m., Central Standard or Daylight Savings Time, as the case may be, the third Business Day preceding the requested borrowing or conversion and designate the Interest Period requested with respect to such Loan.
(e)    the location and number of the Borrower’s account to which funds are to be disbursed.
“Budget” shall have the meaning assigned to such term in Section 5.13(a).

“Business Day” shall mean a day other than a day when commercial banks are authorized or required to close in the State of Texas or New York, New York and, with respect to all requests, notices, and determinations in connection with, and payments of principal and interest on, Eurodollar Rate Loans, which is also a day for trading by and between banks in Dollar deposits in the London interbank market.
“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
“Carve Out” shall have the meaning set forth in the applicable DIP Order.
“Challenge Period” shall have the meaning set forth in the applicable DIP Order.
“Chief Restructuring Officer” shall have the meaning assigned to such term in Section 3.1(y).
Closing Date” shall mean the date on which the conditions specified in Section 3.1 are satisfied or waived in accordance with Section 3.1.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Collateral” shall mean the Mortgaged Properties and any other Property now or at any time used or intended as security for the payment or performance of all or any portion of the Obligations.
“Commitment Amount” shall mean (a) on or after the Closing Date but prior to the Final Order Funding Availability Date, $15,000,000, (b) on or after the Final Order Funding Availability Date but prior to the Third Borrowing Funding Availability Date, $30,000,000 and (c) on or after the Third Borrowing Funding Availability Date, $75,000,000.
“Commitment Fee” shall have the meaning assigned to such term in Section 2.25.
“Commitment Period” shall mean the period from and including the Closing Date to but not including the earliest to occur of (a) Final Maturity and (b) termination of the Facility Amounts pursuant to Section 7.2 (unless the Facility Amounts are reinstated pursuant to Section 7.2).
“Commonly Controlled Entity” shall mean any Person which is under common control with the Borrower within the meaning of Section 4001 of ERISA.
“Compliance Certificate and Hedging Report” shall mean each certificate substantially in the form attached hereto as Exhibit IV, signed by any Responsible Officer and furnished to the Administrative Agent from time to time in accordance with the terms hereof.
“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, or other obligations of any other Person (for purposes of this definition, a “primary obligation”) in any manner, whether directly or indirectly, including any obligation of such Person, regardless of whether such obligation is contingent, (a) to purchase any primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any primary obligation, or (ii) to maintain working or equity capital of any other Person in respect of any primary obligation, or otherwise to maintain the net worth or solvency of any other Person, (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any primary obligation of the ability of the Person primarily liable for such primary obligation to make payment thereof, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof, with the amount of any Contingent Obligation being deemed to be equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.
“Continuing Directors” shall mean the directors of the Borrower on the Closing Date, and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors.
“Current Assets” shall mean all assets which would, in accordance with GAAP, be included as current assets on a consolidated balance sheet of the Borrower and its Subsidiaries as of the date of calculation.
“Current Liabilities” shall mean all liabilities which would, in accordance with GAAP, be included as current liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries as of the date of calculation, but excluding current maturities in respect of the Loans.
“Debtor” shall have the meaning assigned to such term in the recitals hereto.
“Default” shall mean any event or occurrence which with the lapse of time or the giving of notice or both would become an Event of Default.
“Defaulting Lender” shall mean, subject to Section 2.27(b), any Lender that, as reasonably determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within three Business Days of the date required to be funded by it hereunder, unless such obligation is the subject of a good faith dispute, (b) has notified the Borrower (who shall promptly notify the Administrative Agent), the Administrative Agent or any Lender (such Lender to promptly notify the Borrower and the Administrative Agent) that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Proceeding, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority. The Administrative Agent shall have no knowledge of whether any Lender is a Defaulting Lender unless it has actual knowledge thereof.
“Default Rate” shall mean a per annum interest rate equal to the Alternative Base Rate from time to time in effect plus two percent (2%), but in no event shall such rate exceed the Highest Lawful Rate.
“DIP Agency Fee” shall have the meaning assigned to such term in Section 2.25.
“DIP Agency Fee Letter” shall have the meaning assigned to such term in Section 2.25.
“DIP Facility” shall have the meaning assigned to such term in the recitals hereto.
“DIP Order” shall mean the Interim Order and, upon entry thereof, the Final Order.
“DIP Superpriority Claim” shall have the meaning given to that term in the DIP Order.
“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.
“Domestic Subsidiary” shall mean any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.
“EBITDAX” shall mean, for any period, operating earnings determined in accordance with GAAP, excluding for such period, interest, federal and state income taxes, depreciation, amortization, and other non-cash expenses or non-cash gains and exploration expenses, and excluding debt extinguishment costs not to exceed $15,000,000.
“Electing Noteholder” shall have the meaning assigned to such term in Section 9.1(c).
“Environmental Complaint” shall mean any written complaint, order, directive, claim, citation, notice of investigation or other notice by any Governmental Authority or any other Person with respect to (a) air emissions, (b) spills, releases, or discharges to soils or any improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing any Property of the Borrower or its Subsidiaries, (c) solid or liquid waste disposal, (d) the use, generation, storage, transportation or disposal of any Hazardous Substance, or (e) other environmental, health or safety matters affecting any Property of the Borrower or its Subsidiaries or the business conducted thereon.
“Environmental Laws” shall mean (a) the following federal laws as they may be cited, referenced, and amended from time to time: the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Endangered Species Act, the Hazardous Materials Transportation Act of 1986, the Occupational Safety and Health Act, the Oil Pollution Act of 1990, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Superfund Amendments and Reauthorization Act, and the Toxic Substances Control Act; (b) any and all equivalent environmental statutes of any state in which Property of a Borrower is situated, as they may be cited, referenced and amended from time to time; (c) any rules or regulations promulgated under or adopted pursuant to the above federal and state laws; and (d) any other equivalent federal, state, or local statute or any requirement, rule, regulation, code, ordinance, or order adopted pursuant thereto, including those relating to the generation, transportation, treatment, storage, recycling, disposal, handling, or release of Hazardous Substances.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder and interpretations thereof.
“Eurodollar Base Rate” shall mean with respect to a Eurodollar Advance for the relevant Interest Period, the rate appearing on Bloomberg “BBAM1” screen (or on any successor or substitute screen provided by Bloomberg, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market) as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such rate is available to the Administrative Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which the principal London office of the Administrative Agent offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of the applicable Eurodollar Rate Loan and having a maturity comparable to such Interest Period.
“Eurodollar Rate” shall mean, with respect to a Eurodollar Rate Loan for the relevant Interest Period, an interest rate equal to the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period.
“Eurodollar Rate Loan” shall mean a Loan which bears interest at the applicable Eurodollar Rate.
“Event of Default” shall mean any of the events specified in Section 7.1.
“Excluded Foreign Subsidiary” shall mean any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.
“Existing First Lien Agent” shall mean JPMorgan Chase Bank, N.A., as administrative agent under the Existing First Lien Credit Agreement.
“Existing First Lien Credit Agreement” shall mean that certain Second Amended and Restated Credit Agreement, dated as of September 21, 2010, among the Borrower and Swift Energy Operating, LLC as borrowers, the lenders from time to time party thereto (the “Existing First Lien Lenders”) and the Existing First Lien Agent (as amended, restated, modified, supplemented, or replaced from time to time).

“Existing First Lien Lenders” shall have the meaning assigned to such term in the definition of Existing First Lien Credit Agreement.
“Existing First Lien Loan Documents” shall mean “Loan Documents” as defined in the Existing First Lien Credit Agreement.
“Existing Letters of Credit” shall mean the letters of credit set forth on Exhibit VI.
“Existing Senior Notes” shall mean (a) the $250,000,000 of 7-1/8% senior unsecured notes due on June 1, 2017, (b) the $225,000,000 of 8-7/8% senior unsecured notes due on January 15, 2020 and (c) the $400,000,000 of 7⅞% senior unsecured notes due on March 1, 2022.
“Facility Amount” shall mean, for each Lender, the amount set forth opposite the name of such Lender on Exhibit V under the caption “Facility Amounts,” as modified from time to time to reflect assignments permitted by Section 9.1 or otherwise pursuant to the terms hereof.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any law, regulation or practice adopted pursuant to any such intergovernmental agreement.
“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York, New York, on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the Federal Funds Rate for the last day on which such rate was announced.
“Final Order” shall mean the final order of the Bankruptcy Court with respect to the Debtors, substantially in the form of the Interim Order and otherwise in form and substance reasonably satisfactory to the Majority Backstop Lenders, as the same may be amended, modified or supplemented from time to time with the express written joinder or consent of the Majority Backstop Lenders.
“Final Order Funding Availability Date” shall mean the initial date on which the conditions specified in Section 3.2 are satisfied or waived in accordance with Section 3.2.
“Final Maturity” shall mean the earliest to occur of (i) the Scheduled Maturity Date, (ii) the effective date of a plan of reorganization or liquidation in the Bankruptcy Cases, (iii) the consummation of a sale of all or substantially all of the assets of the Borrower and its Subsidiaries pursuant to Section 363 of the Bankruptcy Code or (iv) the date of termination of the Lenders’

Commitment Amounts and the acceleration of all of the Obligations under the DIP Facility in accordance with Section 7.2.
“Financial Officer” shall mean the Chief Restructuring Officer, chief financial officer, principal accounting officer, treasurer or controller of the Borrower as designated from time to time pursuant to written designation by the Borrower.
“Financial Statements” shall mean consolidated statements of the financial condition as at the point in time and for the period indicated and consisting of at least a balance sheet and related statements of operations, common stock and other stockholders’, members’ or partners’ equity, and cash flows and, when required by applicable provisions of this Agreement to be audited by, a nationally-recognized firm of independent certified public accountants or other independent certified public accountants acceptable to the Borrower and the Majority Backstop Lenders and footnotes to any of the foregoing, all of which, unless otherwise indicated, shall be prepared in accordance with GAAP consistently applied and in comparative form with respect to the corresponding period of the preceding fiscal period. The Borrower and the Majority Lenders agree that Ernst & Young LLP will be the acceptable independent certified public accountants for the 2015 fiscal year audit.
“First Day Orders” shall have the meaning assigned to such term in Section 2.5(a).
“Foreign Lender” shall mean any Lender that is not incorporated under the laws of the United States of America or a state thereof.
“Foreign Subsidiary” shall mean any Subsidiary of the Borrower that is not a Domestic Subsidiary.
“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” shall mean generally accepted accounting principles established by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants and in effect in the United States from time to time. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower, the Majority Lenders and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Majority Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“General Unsecured Claims” shall mean all unsecured claims, as of the Petition Date, against the Debtors, to the extent allowed, other than the Noteholders’ claims, any claims subject to section 510(b) of the Bankruptcy Code, and any claims related to equity interests in the Debtors.
“Governmental Authority” shall mean any nation, country, commonwealth, territory, government, state, county, parish, municipality or other political subdivision and any court, governmental department or authority, commission, board, bureau, agency, arbitrator or instrumentality thereof and any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Guarantors” shall mean, collectively, (a) Swift Energy Operating, LLC, a Texas limited liability company, GASRS, LLC, a Texas limited liability company, and SWENCO Western, Inc., a Texas corporation, (b) each Subsidiary of the Borrower that, after the Closing Date, (i) executes and delivers to the Administrative Agent a Guaranty, (ii) becomes a party to the Security Agreement and takes such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Security Agreement with respect to such Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be requested by the Administrative Agent, (iii) delivers to the Administrative Agent certificates of such Subsidiary of the type described in Section 3.1(c), (d) and (e) with appropriate insertions and attachments, and (iv) if requested by the Majority Lenders or the Administrative Agent, delivers to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Majority Lenders and the Administrative Agent and (c) each Person who guarantees (or is required to guarantee) the obligations of the Borrower arising with respect to the Existing Senior Notes or under the Existing First Lien Credit Agreement.
“Guaranty” shall mean a guaranty of the Obligations in favor of the Administrative Agent for the benefit of the Secured Parties executed and delivered by a Guarantor, in form and substance satisfactory to the Majority Lenders and the Administrative Agent.
“Hazardous Substances” shall mean flammables, explosives, radioactive materials, hazardous wastes, asbestos or any material containing asbestos, polychlorinated biphenyls (PCBs), toxic substances or related materials, or any substances defined as “contaminants,” “hazardous substances,” “hazardous materials,” “hazardous wastes” or “toxic substances” under any Environmental Law now or hereafter enacted or promulgated by any Governmental Authority.
“Hedging Agreement” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Highest Lawful Rate” shall mean, with respect to each Lender, the maximum non-usurious interest rate, if any (or, if the context so requires, an amount calculated at such rate), that at any time or from time to time may be contracted for, taken, reserved, charged, or received under laws applicable to such Lender, as such laws are presently in effect or, to the extent allowed by applicable law, as such laws may hereafter be in effect and which allow a higher maximum non-usurious interest rate than such laws now allow.
“Indebtedness” shall mean, as to any Person, without duplication, (a) all liabilities (excluding reserves for deferred income taxes, deferred compensation liabilities, and other deferred liabilities and credits) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet, (b) all obligations of such Person evidenced by bonds, debentures, promissory notes, or similar evidences of indebtedness, (c) all other indebtedness of such Person for borrowed money, (d) all obligations of others, to the extent any such obligation is secured by a Lien on the assets of such Person (whether or not such Person has assumed or become liable for the obligation secured by such Lien), (e) letters of credit, (f) Contingent Obligations and (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any similar payment in respect of any Capital Stock of such Person on a date prior to the date that is 90 days after Final Maturity, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends.
“Initial Budget” shall have the meaning assigned to such term in Section 3.1(j).
“Insolvency” shall mean with respect to any Multi-employer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
“Insolvency Proceeding” shall mean application (whether voluntary or instituted by another Person) for or the consent to the appointment of a receiver, trustee, conservator, custodian, or liquidator of any Person or of all or a substantial part of the Property of such Person, or the filing of a petition (whether voluntary or instituted by another Person) commencing a case under Title 11 of the United States Code, seeking liquidation, reorganization, or rearrangement or taking advantage of any bankruptcy, insolvency, debtor’s relief, or other similar law of the United States, the State of Texas, or any other jurisdiction.
“Interest Expense” shall mean, for any period, the total interest expense (including, without limitation, interest expense attributable to capitalized leases) of the Borrower for such period, determined in accordance with GAAP.
“Interest Period” shall mean, subject to the limitations set forth in Section 2.3, with respect to any Eurodollar Rate Loan, a period commencing on the date such Loan is made or converted from a Loan of another type pursuant to this Agreement or the last day of the next preceding Interest

Period with respect to such Loan and ending on the numerically corresponding day in the calendar month that is one, two, or three thereafter, as the Borrower may request in the Borrowing Request for such Loan.
“Interim DIP Period” shall mean the period commencing on the Closing Date through the date of the entry of the Final Order.
“Interim Order” shall mean the interim order of the Bankruptcy Court with respect to the Debtors entered by the Bankruptcy Court in the form of Exhibit VIII, as the same may be amended, modified or supplemented from time to time with the express written joinder or consent of the Majority Backstop Lenders and the Borrower.
“Investment” shall mean, as to any Person, any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, such Person.
“Lenders” shall mean (a) as of the Closing Date and prior to the Final Order Funding Availability Date, the Backstop Lenders and (b) on and after the Final Order Funding Availability Date, collectively, (i) the Backstop Lenders and (ii) each Noteholder who holds Facility Amounts in the DIP Facility and any other Person to whom such Noteholder assigns its Facility Amount and Loans and who becomes a party hereto pursuant to an Assignment and Assumption and a party to the RSA in accordance with the terms thereof.
“Lien” shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute, or contract, and including the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt, or a lease, consignment or bailment for security purposes and reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property which secure an obligation owed to, or a claim by, a Person other than the owner of such Property (for purposes of this Agreement, the Borrower or its Subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes), and the filing or recording of any financing statement or other security instrument in any public office.
“Lienholder Motion” shall mean that certain Debtors’ Motion for an Order (I) Authorizing the Payment of (A) Prepetition Claims of Potential Lien Claimants, (B) Joint-Interest Billings, (C) Marketing Obligations, and (D) Shipping and Warehousing Claims and (II) Granting Related Relief filed by the Debtors with the Bankruptcy Court.
“Limitation Period” shall mean, with respect to any Lender, any period while any amount remains owing under any Loan Document payable to or for the benefit of such Lender and during which interest on such amount calculated at the applicable interest rate plus any fees or other sums payable to or for the benefit of such Lender under any Loan Document and deemed to be interest under applicable law, would exceed the amount of interest which would accrue at the Highest Lawful Rate.
“Loan” shall mean any advance to or for the benefit of the Borrower pursuant to this Agreement.
“Loan Balance” shall mean, at any time, the aggregate outstanding principal balance of the Loans at such time.
“Loan Documents” shall mean this Agreement, the Notes, each Guaranty, the Security Instruments, the DIP Agent Fee Letter, the DIP Order and all other documents, instruments and agreements now or hereafter delivered pursuant to the terms of or in connection therewith, and all renewals, extensions, amendments, supplements and restatements thereof.
“Loan Limit” shall mean, with respect to any Borrowing, the maximum amount of Loans required by the Borrower to operate the business of the Borrower and its Subsidiaries for the subsequent five-Business-Day period in accordance with the Budget, after giving effect to the Permitted Variances.
“Majority Backstop Lenders” shall mean such Backstop Lenders as necessary to make the Percentage Share for all of such Backstop Lenders total greater than 50% of the total Facility Amount held by all Backstop Lenders; provided, however, that the Facility Amount of, and the portion of the total Facility Amount held or deemed held by, any Defaulting Lender who is a Backstop Lender shall be excluded for purposes of making a determination of Majority Backstop Lenders.
“Majority Lenders” shall mean such Lenders as necessary to make the Percentage Share for all of such Lenders total greater than 50% of the Maximum Facility Amount; provided, however, that the Facility Amount of, and the portion of the Maximum Facility Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.
“Material Adverse Effect” shall mean any material and adverse effect on (a) the assets, liabilities, condition (financial or otherwise), business or operations of the Borrower individually, or the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower individually, or the Borrower and its Subsidiaries taken as a whole, to carry out its or their business as at the date of this Agreement conducted, (c) the ability of the Borrower individually, or the Borrower and its Subsidiaries taken as a whole, to meet its or their obligations generally, or to meet its or their obligations under the Loan Documents on a timely basis as provided therein or (d) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the other Secured Parties hereunder or thereunder; provided, however, that Material Adverse Effect shall expressly exclude (i) any matters publicly disclosed prior to the filing of the Bankruptcy Cases, (ii) any matters disclosed on or prior to the date hereof in connection herewith (including the Schedules or Exhibits hereto) or otherwise disclosed in connection with any other Loan Document (iii) any matters disclosed in any first day pleadings or declarations that have been reviewed by, and are reasonably acceptable to, the Majority Backstop Lenders, and (iv) the effect of filing the Bankruptcy Cases, the events and conditions related to, resulting from and/

or leading up thereto and the effects thereon and any action required to be taken under the Loan Documents or the DIP Order.
“Material Subsidiary” shall mean a Subsidiary of the Borrower (a) having 1% or more of EBITDAX for the four fiscal quarter period ending as of the most recent fiscal quarter for which the Borrower has delivered Financial Statements pursuant to Sections 5.2 or 5.3; (b) having 1% or more of the book value consolidated assets of the Borrower and its Subsidiaries as of the end of the most recent fiscal quarter for which the Borrower has delivered Financial Statements pursuant to Sections 5.2 or 5.3 or (c) which owns Oil and Gas Properties included in the calculation of the RBL Borrowing Base.
“Maximum Facility Amount” shall mean the sum of the Facility Amounts of all Lenders.
“Milestones” shall mean the following milestones, to be completed in each case, in a manner satisfactory to the Required Lenders in their sole discretion:
(a)    On the Petition Date, the Debtors shall each have filed with the Bankruptcy Court (i) a plan of reorganization reasonably acceptable in form and substance to the Administrative Agent and the Backstop Lenders (the “Approved Plan”) and (ii) a related disclosure statement reasonably acceptable in form and substance to the Administrative Agent and the Backstop Lenders (the “Disclosure Statement”);
(b)    On or before January 6, 2016, the Bankruptcy Court shall have entered the Interim Order;
(c)    On or before February 1, 2016, the Bankruptcy Court shall have entered the Final Order;
(d)    On or before February 15, 2016, the Bankruptcy Court shall have entered an order approving the adequacy of the Disclosure Statement reasonably acceptable in form and substance to the Administrative Agent and the Backstop Lenders;
(e)    On or before March 30, 2016, the Bankruptcy Court shall have entered an order confirming the Approved Plan reasonably acceptable in form and substance to the Administrative Agent and the Backstop Lenders; and
(f)    On or before April 19, 2016, the Approved Plan shall become effective.
“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.
“Mortgage” shall mean, collectively, each of the mortgages and deeds of trust encumbering the Oil and Gas Properties executed by the Borrower or any Subsidiary in favor of the Administrative Agent for the benefit of the Secured Parties in form and substance satisfactory to the Majority Lenders and the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time-to-time.

“Mortgaged Properties” shall mean any Property owned by the Borrower or any of the Guarantors that is subject to the Liens existing and to exist under the terms of the Security Instruments.
“Multi-employer Plan” shall mean a Plan which is a multi-employer plan as defined in Section 4001(a)(3) of ERISA.
“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset) and (iv) the Agreement Value due under any Hedging Agreement as a result of such Asset Sale that is paid by the Borrower or any of its Subsidiaries and (b) with respect to any (i) issuance or incurrence of Indebtedness that is not permitted by Section 6.1 or (ii) issuance of Capital Stock, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith.
“Net Income” shall mean, for any period, the net income of the Borrower and its Subsidiaries on a consolidated basis for such period, determined in accordance with GAAP.
“Noteholders” shall mean the holders of the Existing Senior Notes.
“Notes” shall mean, collectively, each of the promissory notes of the Borrower payable to a Lender in the amount of the Facility Amount of such Lender in the form attached hereto as Exhibit I, with appropriate insertions, together with all renewals, extensions for any period, increases, and rearrangements thereof.
“Notice of Termination” shall have the meaning assigned to such term in Section 2.23.
“Obligations” shall mean, without duplication, (a) all Indebtedness evidenced by this Agreement and the other Loan Documents, (b) the obligation of the Borrower and the Guarantors for the payment of fees and expenses pursuant to the Loan Documents and (c) all other obligations and liabilities of the Borrower and the Guarantors to the Administrative Agent and the other Secured Parties now existing or hereafter incurred, under, arising out of or in connection with any Loan Document, and to the extent that any of the foregoing includes or refers to the payment of amounts deemed or constituting interest, only so much thereof as shall have accrued, been earned and which remains unpaid at each relevant time of determination.

“Oil and Gas Property” shall mean fee, leasehold or other interests in or under mineral estates or oil, gas and other liquid or gaseous hydrocarbon leases with respect to Properties situated in the United States or offshore from any State of the United States, including overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests and mineral fee interests, together with contracts executed in connection therewith and all tenements, hereditaments, appurtenances and Properties appertaining, belonging, affixed or incidental thereto.
“Operating Disbursements” shall mean disbursements other than disbursements on account of professional fees, deposits made to utilities pursuant to an order of the Bankruptcy Court, checks outstanding on the Petition Date that are re-issued in accordance with an order of the Bankruptcy Court, adequate protection and fees paid to the Existing First Lien Lenders in accordance with the DIP Order, and interest and fees paid in accordance with this Agreement.
“Participant” shall have the meaning assigned to such term in clause (e) of Section 9.1.
“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
“Percentage Share” shall mean, as to any Person, a fraction, expressed as a percentage, the numerator of which is the Facility Amount of such Person and the denominator of which is the Maximum Facility Amount.
“Permitted Asset Sale” shall mean Asset Sales described to the advisors to the Lenders prior to December 31, 2015 as detailed on Schedule 1.01.
“Permitted Liens” shall mean:
(a)    Liens for taxes, assessments or other governmental charges or levies not yet due or which (if foreclosure, distraint, sale or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings diligently conducted, if such reserve as may be required by GAAP shall have been made therefor;
(b)    Liens in connection with workers’ compensation, unemployment insurance or other social security (other than Liens created by Section 4068 of ERISA), old age pension or public liability obligations which are not yet due or which (if foreclosure, distraint, sale or other similar proceedings shall not have been initiated and such proceeding has not been stayed by the Bankruptcy Cases) are being contested in good faith by appropriate proceedings diligently conducted, if such reserve as may be required by GAAP shall have been made therefor;
(c)    Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workers, or materialmen, and construction or other similar Liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any Property (i) in respect of obligations which are not yet due or which (if foreclosure, distraint, sale or other similar proceedings shall not have been initiated and such proceeding has not been stayed by the Bankruptcy Cases) are being contested in good faith by appropriate proceedings diligently conducted, if such reserve as may be required by GAAP shall have been made therefor or (ii) that arise under applicable state law in respect of the exploration, development, operation or maintenance of Oil and Gas Properties and are of the type set forth in the Lienholder Motion or the Royalty Motion;
(d)    Liens securing Indebtedness permitted pursuant to Section 6.1(e), provided that such Liens shall not extend to or cover any other Property of the Borrower other than the equipment purchased;
(e)    Liens on assets, excluding Oil and Gas Properties and production and proceeds therefrom, in an aggregate amount not to exceed $1,000,000;
(f)    Liens to operators and non-operators under joint operating agreements arising in the ordinary course of business to secure amounts owing to operators, provided that (i) such Liens do not secure obligations to deliver hydrocarbons at some future date without receiving full payment therefor within 90 days of delivery and (ii) such Liens are for claims (a) which are not delinquent, (b) which (if foreclosure, distraint, sale or other similar proceedings shall not have been initiated and such proceeding has not been stayed by the Bankruptcy Cases) are being contested in good faith by appropriate proceedings diligently conducted, (c) for which adequate reserves have been maintained in accordance with GAAP or (d) that arise under applicable state law and are of the type set forth in the Lienholder Motion or Royalty Motion;
(g)    Liens that arise in the ordinary course of business under production sales agreements, division orders, operating agreements and other agreements customary in the oil and gas industry for processing, producing, and selling hydrocarbons securing obligations not constituting Indebtedness and provided that (i) such Liens do not secure obligations to deliver hydrocarbons at some future date without receiving full payment therefor within 90 days of delivery and (ii) such Liens are for claims (a) which are not delinquent, (b) which (if foreclosure, distraint, sale or other similar proceedings shall not have been initiated and such proceeding has not been stayed by the Bankruptcy Cases) are being contested in good faith by appropriate proceedings diligently conducted, (c) for which adequate reserves have been maintained in accordance with GAAP or (d) that arise under applicable state law and are of the type set forth in the Lienholder Motion or Royalty Motion;
(h)    easements, rights of way, restrictions and other similar encumbrances for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and minor defects in the chain of title which are customarily accepted in the oil and gas financing industry, none of which interfere with the ordinary conduct of the business of the Borrower or its Subsidiaries or materially detract from the value or use of the Property to which they apply;
(i)    Liens in favor of the Administrative Agent for the benefit of the Secured Parties;
(j)    any Lien reserved in an Oil and Gas lease by the Lessor to secure royalty payments under such lease without limit as to amount provided that such Liens are for claims (a) which are not delinquent, (b) which (if foreclosure, distraint, sale or other similar proceedings shall not have been initiated and such proceeding has not been stayed by the Bankruptcy Cases) are being contested in good faith by appropriate proceedings diligently conducted, (c) for which adequate reserves have been maintained in accordance with GAAP or (d) that arise under applicable state law and are of the type set forth in the Lienholder Motion or Royalty Motion;
(k)    any Lien securing obligations under Hedging Agreements permitted under Section 6.1(h);
(l)    Liens in respect of Adequate Protection;
(m)    Liens securing the “Obligations” (as defined in the Existing First Lien Credit Agreement) under the Existing First Lien Credit Documents; and
(n)    the currently existing Liens described on Exhibit VI under the heading “Liens”.
provided, that no intention to subordinate the Liens granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by or as a result of the permitted existence of the foregoing Permitted Liens.
“Permitted Reinvestment Sale Proceeds” shall have the meaning assigned to such term in Section 2.12(b).
“Permitted Variances” shall have the meaning assigned to such term in Section 6.22.
“Person” shall mean an individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority, or any other form of entity.
“Petition Date” shall have the meaning assigned to such term in the recitals hereto.
“Plan” shall mean, at any time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Pledge Agreement” shall mean the Pledge Agreement executed by the Borrower and each Subsidiary (other than an Excluded Foreign Subsidiary) owning Capital Stock of a Material Subsidiary in favor of the Administrative Agent for the benefit of the Secured Parties in form and substance satisfactory to the Majority Lenders and the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time-to-time.
“Prepetition” shall mean the time period prior to the Petition Date.
“Prepetition Collateral” shall mean the assets and Property subject to a valid, perfected and non-avoidable lien as of the Petition Date (including any such liens securing obligations under the Existing First Lien Loan Documents).

“Prime Rate” shall mean the rate of interest per annum equal to the highest rate published on the day of determination (or most recently prior thereto) in the “Money Rates” section of The Wall Street Journal (Eastern edition) as the Prime Rate in the United States for such day (or, if such source is not available, such alternate source as determined by the Administrative Agent). The Prime Rate is a variable rate and each change in the Prime Rate is effective from and including the date the change is announced as being effective. THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE THE ADMINISTRATIVE AGENT’S LOWEST RATE.
“Principal Office” shall mean the offices of the Administrative Agent as set forth in Section 9.4.
“Property” shall mean any interest in any kind of property or asset, whether real, personal, or mixed, tangible or intangible.
“RBL Borrowing Base” shall mean the Borrowing Base (as defined in the Existing First Lien Credit Agreement).
“Receipts” shall mean all cash or other collections received from operations in the ordinary course of business, other than cash proceeds or collections from the sale or other disposition of assets, casualty events (including insurance proceeds or condemnation awards), extraordinary receipts or the proceeds of any Loans.
“Register” shall have the meaning assigned to such term in clause (d) of Section 9.1.
“Regulation D” shall mean Regulation D of the Board, as amended or supplemented from time to time.
“Regulatory Change” shall mean, with respect to any Lender or the Administrative Agent, the passage, adoption, institution, or modification of any federal, state, local, or foreign Requirement of Law (including Regulation D), or any interpretation, directive, or request (whether or not having the force of law) of any Governmental Authority or monetary authority charged with the enforcement, interpretation, or administration thereof, occurring after the Closing Date and applying to a class of lenders including such Lender or its Applicable Lending Office or the Administrative Agent and its Principal Office; provided however, for purposes of this Agreement and to the extent permitted by applicable Requirements of Law, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith are deemed to have gone into effect and adopted after the Closing Date.
“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, trustees, shareholders, attorneys, controlling Person’s, employees, agents and advisors of such Person and of such Person’s Affiliates (and each of their respective heirs, successors and assigns)
“Release of Hazardous Substances” shall mean any emission, spill, release, disposal or discharge, except in accordance with a valid permit, license, certificate or approval of the relevant Governmental Authority, of any reportable quantity of Hazardous Substance into or upon (a) the air, (b) soils or any improvements located thereon, (c) surface water or groundwater, or (d) the sewer, septic system or waste treatment, storage or disposal system servicing any Property of the Borrower or its Subsidiaries.
“Reorganization” shall mean with respect to any Multi-employer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
“Replacement Lenders” shall have the meaning assigned to such term in Section 2.23.
“Required Lenders” shall mean such Backstop Lenders as necessary to make the Percentage Share for all of such Backstop Lenders total at least 66-2/3% of the total Facility Amount held by all Backstop Lenders; provided, however, that the Facility Amount of, and the portion of the total Facility Amount held or deemed held by, any Defaulting Lender who is a Backstop Lender shall be excluded for purposes of making a determination of Required Lenders.
“Required Payment” shall have the meaning assigned to such term in Section 2.8.
“Requirement of Law” shall mean, as to any Person, any applicable law, treaty, ordinance, order, judgment, rule, decree, regulation, or determination of an arbitrator, court, or other Governmental Authority, including rules, regulations, orders, and requirements for permits, licenses, registrations, approvals, or authorizations, in each case as such now exist or may be hereafter amended and are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Reserve Report” shall mean each report provided by the Borrower pursuant to Section 5.5.
“Reserve Requirement” shall mean, for any Interest Period for any Eurodollar Rate Loan, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System against “Eurocurrency liabilities” (as such term is used in Regulation D) and any other reserves required by reason of any Regulatory Change to be maintained by such member banks against (a) any category of liabilities which includes deposits by reference to which the Eurodollar Rate is to be determined as provided herein in the definition of the term “Eurodollar Rate” or (b) any category of extensions of credit or other assets which include a Eurodollar Rate Loan.
“Responsible Officer” shall mean any President, Chief Financial Officer, Vice President, Treasurer or other authorized representative of the Borrower as designated from time to time pursuant to written designation by the Borrower.
“Royalty Motion” shall mean that certain Debtors’ Motion for an Order (I) Authorizing the Debtors to Pay Royalties, Withholding Taxes, Severance Taxes and (II) Granting Related Relief filed by the Debtors with the Bankruptcy Court.
“RSA” shall mean the Restructuring Support Agreement, dated on or before the Petition Date, by and among the Debtors, the Ad Hoc Group of Noteholders and each other Lender.

“Scheduled Maturity Date” shall mean the date that is 6 months after the Closing Date.
“S&P” shall mean Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.
“SEC” shall mean the Securities and Exchange Commission or any successor or analogous Governmental Authority.
“Secured Parties” shall mean the Administrative Agent and the Lenders.
“Security Agreement” shall mean the Security Agreement dated as of the Closing Date executed by the Borrower and each Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties in form and substance satisfactory to the Majority Lenders and the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time-to-time.
“Security Instruments” shall mean the Security Agreement, the Pledge Agreement, the Mortgages, and all other documents and instruments at any time executed as security for all or any portion of the Obligations, as such instruments may be amended, restated, or supplemented from time to time.
“Single Employer Plan” shall mean any Plan that is covered by Title IV of ERISA, but that is not a Multi-employer Plan.
“Solicitation Assignment” shall have the meaning assigned to such term in Section 9.1(c).
“Specified Asset Sale Proceeds” shall have the meaning assigned to such term in Section 2.12(b).
“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Superfund Site” shall mean those sites listed on the Environmental Protection Agency National Priority List and eligible for remedial action, or any comparable state registries or list in any state of the United States.
“Taxes” shall have the meaning assigned to such term in Section 2.22.
“Testing Date” shall have the meaning assigned to such term in Section 5.13(c).
“Testing Period” shall have the meaning assigned to such term in Section 5.13(b).

“Terminated Lender” shall have the meaning assigned to such term in Section 2.23.
“Termination Date” shall have the meaning assigned to such term in Section 2.23.
“Third Borrowing Funding Availability Date” shall mean the initial date on which the conditions specified in Section 3.3 are satisfied or waived in accordance with Section 3.3.
“Variance Report” shall have the meaning assigned to such term in Section 5.13(b)
1.3    Undefined Financial Accounting Terms. Undefined financial accounting terms used in this Agreement shall be defined according to GAAP.
1.4    References. References in this Agreement to Article, Section, or Exhibit numbers shall be to Articles, Sections, and Exhibits of this Agreement, unless expressly stated to the contrary. References in this Agreement to “hereby,” “herein,” “hereinabove,” “hereinafter,” “hereinbelow,” “hereof,” “hereunder,” and words of similar import shall be to this Agreement in its entirety and not only to the particular Article, Section or Exhibit in which such reference appears. References in this Agreement to “includes” or “including” shall mean “includes, without limitation,” or “including, without limitation,” as the case may be. References in this Agreement to statutes, sections, or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending, replacing, succeeding or supplementing such statutes, sections, or regulations. All references to financial statements and financial terms related to the Borrower apply to the Borrower on a consolidated basis.
1.5    Articles and Sections. This Agreement, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.
1.6    Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.
1.7    Incorporation of Exhibits. The Exhibits attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes.
ARTICLE 2
TERMS OF THE FACILITY

2.1    Commitments.
(a)    Upon the terms and conditions contained in this Agreement and the DIP Order and relying on the representations and warranties contained in this Agreement, each Lender severally agrees to make Loans during the Commitment Period to or for the benefit of the Borrower in an aggregate principal amount not to exceed at any time outstanding the Percentage Share of such Lender of the Commitment Amount then in effect; provided, however, that (i) the Loan Balance shall not exceed at any time the Commitment Amount then in effect, (ii) the sum of the outstanding principal balance of all Loans by any Lender shall not exceed at any time an amount equal to the Percentage Share of such Lender multiplied by the Commitment Amount then in effect and (iii) no Borrowing shall exceed the applicable Loan Limit for such Borrowing. Loans shall be made from time to time on any Business Day designated by the Borrower in its Borrowing Request.
(b)    Subject to the terms of this Agreement, during the Commitment Period, the Borrower may convert Loans of one type or with one Interest Period into Loans of another type or with a different Interest Period. Except for prepayments made pursuant to Section 2.12, each Borrowing, conversion, and prepayment of principal of Loans shall be in an amount at least equal to $100,000 and multiples of $100,000. Each Borrowing, prepayment, or conversion of or into a Loan of a different type or, in the case of a Eurodollar Rate Loan, having a different Interest Period, shall be deemed a separate Borrowing, conversion, and prepayment for purposes of the foregoing, one for each type of Loan or Interest Period. Anything in this Agreement to the contrary notwithstanding, the aggregate principal amount of Eurodollar Rate Loans having the same Interest Period shall be at least equal to $1,000,000 with multiples of $100,000; and if any Eurodollar Rate Loan would otherwise be in a lesser principal amount for any period, such Loan shall be an Alternative Base Rate Loan during such period.
(c)    The initial Borrowing hereunder shall be made on the Closing Date. Each subsequent Borrowing, if any, shall be made on a Monday or, if such date is not a Business Day, the next succeeding Business Day.
(d)    Not later than 2:00 p.m., Central Standard or Daylight Savings Time, as the case may be, on the date specified for each borrowing, each Lender shall make available to the Administrative Agent an amount equal to the Percentage Share of such Lender of the Borrowing to be made on such date, at an account designated by the Administrative Agent, for the account of the Borrower. The amount so received by the Administrative Agent shall, subject to the terms and conditions hereof, be made available to the Borrower in immediately available funds at an account to be specified by the Borrower. All Loans by each Lender shall be maintained at the Applicable Lending Office of such Lender.
(e)    The failure of any Lender to make any Loan required to be made by it hereunder shall not relieve any other Lender of its obligation to make any Loan required to be made by it, and no Lender shall be responsible for the failure of any other Lender to make any Loan.
2.2    [Reserved].

2.3    Limitations on Interest Periods. Each Interest Period selected by the Borrower (a) which commences on the last Business Day of a calendar month (or any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month, (b) which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day), (c) which would otherwise end on Final Maturity, and (d) shall have a duration of not less than one month and, if any Interest Period would otherwise be a shorter period, the relevant Loan shall be an Alternative Base Rate Loan during such period.
2.4    Limitation on Types of Loans. Anything herein to the contrary notwithstanding, no more than five (5) separate Eurodollar Rate Loans shall be outstanding at any one time, with, for purposes of this Section 2.4, all Eurodollar Rate Loans for the same Interest Period constituting one Eurodollar Rate Loan. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any interest rate for any Eurodollar Rate Loan for any Interest Period therefor:
(a)    the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or
(b)    the Administrative Agent shall have received notice from the Majority Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period;
then the Administrative Agent shall give the Borrower and the Lenders prompt notice thereof; and so long as such condition remains in effect, the Lenders shall be under no obligation to make Eurodollar Rate Loans or to convert Alternative Base Rate Loans into Eurodollar Rate Loans, and the Borrower shall, on the last day of the then current Interest Period for each outstanding Eurodollar Rate Loan, either prepay such Eurodollar Rate Loan or convert such Loan into an Alternative Base Rate Loan in accordance with Section 2.13.
2.5    Use of Loan Proceeds.
(a)    The proceeds of the Borrowings on and after the Closing Date but prior to the Final Order Funding Availability Date shall be used by the Borrower to (i) pay certain costs, fees and expenses related to the Bankruptcy Cases, (ii) make payments pursuant to any interim or final order entered by the Bankruptcy Court permitting the payment by the Debtors of any Prepetition amounts then due and owing (the “First Day Orders”), provided, that, the form and substance of such First Day Orders shall be reasonably acceptable to the Majority Backstop Lenders, (iii) make the payments in respect of the Adequate Protection as set forth in the Interim Order and make payments pursuant to the Interim Order or any other order of the Bankruptcy Court for the payment of any other Prepetition amounts then due and owing, and (iv) to fund the working capital needs and for other general corporate purposes, including capital expenditure needs, of the Borrower and its Subsidiaries during the Interim DIP Period, further provided that, in each case such payments shall be made in accordance with the Initial Budget, including the Permitted Variances.
(b)    The proceeds of the Borrowings on and after the Final Order Funding Availability Date but prior to the Third Borrowing Funding Availability Date shall be used by the Borrower to (i) pay certain costs, fees and expenses related to the Bankruptcy Cases, (ii) fund working capital needs and for other general corporate purposes, including capital expenditure needs, of the Borrower and its Subsidiaries during the Bankruptcy Cases (including, if applicable, any Adequate Protection payments), and (iii) make payments pursuant to the Final Order or any other order of the Bankruptcy Court for the payment of any other Prepetition amounts then due and owing, in each case in accordance with the Budget covenant set forth in Section 6.22, including the Permitted Variances.
(c)    The proceeds of the Borrowings on and after the Third Borrowing Funding Availability Date shall be used by the Borrower to (i) pay certain costs, fees and expenses related to the Bankruptcy Cases, (ii) fund working capital needs and for other general corporate purposes, including capital expenditure needs, of the Borrower and its Subsidiaries during the Bankruptcy Cases (including, if applicable, any Adequate Protection payments), (iii) make payments pursuant to the Final Order or any other order of the Bankruptcy Court for the payment of any Prepetition amounts then due and owing, in each case in accordance with the Budget covenant set forth in Section 6.22, including the Permitted Variances and (iv) fund the confirmation and consummation of the Approved Plan.
(d)    The proceeds of the Loans shall be applied by the Borrower for uses solely to the extent that any such application of proceeds shall be in compliance with the Budget covenant set forth in Section 6.22, including the Permitted Variances and such proceeds shall not be used for the benefit of any of the Borrower’s Subsidiaries that is not a debtor under the Bankruptcy Cases.
(e)    No portion of the proceeds of any Loan shall be used in any manner that causes such Loan or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board or any other regulation thereof.
(f)    Subject to the Challenge Period and except as permitted pursuant to the Final Order, proceeds of the DIP Facility shall not be used (i) to permit the Borrower or any of its Subsidiaries or any other party-in-interest or their representatives to challenge or otherwise contest or institute any proceeding to determine (x) the validity, perfection or priority of security interests in favor of any of the Lenders or (y) the enforceability of the obligations of the Borrower or any Guarantor under the DIP Facility or (ii) to investigate, commence or prosecute any claim, motion, proceeding or cause of action against any of the Lenders and their agents, attorneys, advisors or representatives, including, without limitation, any lender liability claims, subordination claims or any claims attempting to invalidate any lock-up agreement.
2.6    Interest. Subject to the terms of this Agreement (including Section 2.18), interest on the Loans shall accrue and be payable at a rate per annum equal to the Alternative Base Rate for each Alternative Base Rate Loan and the Adjusted Eurodollar Rate for each Eurodollar Rate Loan. Notwithstanding the foregoing, interest on past-due principal and, to the extent permitted by applicable law, past-due interest, shall accrue at the Default Rate and shall be payable upon demand by the Administrative Agent at any time as to all or any portion of such interest. In the event that the Borrower fails to select the duration of any Interest Period for any Eurodollar Rate Loan within the time period and otherwise as provided herein, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into an Alternative Base Rate Loan on the last day of the then current Interest Period for such Loan or (if outstanding as an Alternative Base Rate Loan) will remain as, or (if not then outstanding) will be made as, an Alternative Base Rate Loan. Interest provided for herein shall be calculated on unpaid sums actually advanced and outstanding pursuant to the terms of this Agreement and only for the period from the date or dates of such advances until repayment. Interest payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Alternative Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365 (or 366, as the case may be) day year for the actual days elapsed.
2.7    Repayment of Loans and Interest. Accrued and unpaid interest on outstanding Alternative Base Rate Loans shall be due and payable monthly on the first day of each calendar month while any Alternative Base Rate Loan remains outstanding, the payment in each instance to be the amount of interest which has accrued and remains unpaid with respect to Alternative Base Rate Loans. Accrued and unpaid interest on each outstanding Eurodollar Rate Loan shall be due and payable on the last day of the Interest Period for such Eurodollar Rate Loan and, in the case of any Interest Period in excess of three months, on the day of the third calendar month following the commencement of such Interest Period corresponding to the day of the calendar month on which such Interest Period commenced, the payment in each instance to be the amount of interest which has accrued and remains unpaid in respect of the relevant Loan. The Loan Balance, together with all accrued and unpaid interest thereon, shall be due and payable at Final Maturity. At the time of making each payment hereunder, the Borrower shall specify to the Administrative Agent the Loans or other amounts payable by the Borrower hereunder to which such payment is to be applied. In the event the Borrower fails to so specify, or if an Event of Default has occurred and is continuing, the Administrative Agent may apply such payment as it may elect in its discretion and in accordance with the terms hereof.
2.8    General Terms.
(a)    The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to the Borrower. In the event of any conflict between the Register and any Note, the Register shall control in the absence of manifest error. Each Lender may attach schedules to a Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
(b)    Unless the Administrative Agent shall have received written notice from a Lender or the Borrower prior to the date on which either of them is scheduled to make payment to the Administrative Agent of (in the case of a Lender) the proceeds of a Loan to be made by such Lender hereunder or (in the case of the Borrower) a payment to the Administrative Agent for the account of one or more of the Lenders hereunder (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that it does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and, in reliance upon such assumption, may (but shall not be required to) make the amount thereof available to the intended recipient on such date. If such Lender or the Borrower, as the case may be, has not in fact made the Required Payment to the Administrative Agent, the recipient of such payment shall, on demand, repay to the Administrative Agent for its account the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to, in the case of a Lender as recipient, the Federal Funds Rate or, in the case of the Borrower as recipient, the Alternative Base Rate.
2.9    Time, Place, and Method of Payments. All payments required pursuant to this Agreement or the other Loan Documents shall be made without set-off or counterclaim in Dollars and in immediately available funds. All payments by the Borrower shall be deemed received on the next Business Day following receipt if such receipt is after 2:00 p.m., Central Standard or Daylight Savings Time, as the case may be, on any Business Day, and shall be made to the Administrative Agent at the Principal Office. Except as provided to the contrary herein, if the due date of any payment hereunder or under any Loan Document would otherwise fall on a day which is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.
2.10    Pro Rata Treatment; Adjustments.
(a)    Except to the extent otherwise expressly provided herein, (i) each borrowing pursuant to this Agreement shall be made from the Lenders pro rata in accordance with their respective Percentage Shares, (ii) each payment by the Borrower of fees shall be made for the account of the Lenders pro rata in accordance with their respective Percentage Shares, (iii) each payment of principal of Loans shall be made for the account of the Lenders pro rata in accordance with their respective shares of the Loan Balance, and (iv) each payment of interest on Loans shall be made for the account of the Lenders pro rata in accordance with their respective shares of the aggregate amount of interest due and payable to the Lenders.
(b)    The Administrative Agent shall distribute all payments with respect to the Obligations to the Lenders promptly upon receipt in like funds as received. In the event that any payments made hereunder by the Borrower at any particular time are insufficient to satisfy in full the Obligations due and payable at such time, such payments shall be applied as provided in Section 7.3.
(c)    If any Lender (for purposes of this Section, a “Benefitted Lender”) shall at any time receive any payment of all or part of its portion of the Obligations, or receive any collateral or other Property in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.1(f), or otherwise) in an amount greater than such Lender was entitled to receive pursuant to the terms hereof, such Benefitted Lender shall notify the Administrative Agent in writing and shall purchase for cash from the other Lenders such portion of the Obligations of such other Lenders, or shall provide such other Lenders with the benefits of any such collateral or other Property or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or other Property or proceeds with each of the Lenders according to the terms hereof. If all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded and the purchase price and benefits returned by such Lender, to the extent of such recovery, but without interest. The Borrower agrees that each such Lender so purchasing a portion of the Obligations of another Lender may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion. If any Lender ever receives, by voluntary payment, exercise of rights of set-off or banker’s lien, counterclaim, cross-action or otherwise, any funds of the Borrower to be applied to the Obligations, or receives any proceeds by realization on or with respect to any collateral or other Property, all such funds and proceeds shall be forwarded immediately to the Administrative Agent for distribution in accordance with the terms of this Agreement.
(d)    The provisions of this Section shall not be construed to apply to (i) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in its Facility Amount to any assignee or participant, other than an assignment to a Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).
2.11    [Reserved].
2.12    Mandatory Prepayments.
(a)    If at any time the Loan Balance exceeds the lesser of the Maximum Facility Amount and the Commitment Amount then in effect, the Borrower shall immediately prepay the amount of such excess for application on the Loan Balance.
(b)    Subject to the terms of the applicable DIP Order, on the second Business Day following receipt by the Borrower or any Subsidiary of Net Cash Proceeds of any Asset Sale or a series of related Asset Sales (other than (a) Net Cash Proceeds from Permitted Asset Sales, (b) an aggregate amount of $1,000,000 of the Net Cash Proceeds from any or all other Asset Sales or (c) as set forth in the proviso below) (the “Specified Asset Sale Proceeds”)), the Borrower shall offer to prepay the Loans in an amount equal to 100% of the Net Cash Proceeds received therefrom; provided that, so long as no Event of Default has occurred and is continuing, no prepayment shall be required under this Section 2.12(b) to the extent that such Net Cash Proceeds are reinvested in long term productive assets of the general type useful in the business of the Borrower and its Subsidiaries within thirteen (13) weeks after receipt of such Net Cash Proceeds (“Permitted Reinvestment Sale Proceeds”). For the avoidance of doubt, the Specified Asset Sale Proceeds and Permitted Reinvestment Sale Proceeds shall be utilized in accordance with the Budget covenant set forth in Section 6.22, including the Permitted Variances, in all respects.
(c)    Subject to the terms of the applicable DIP Order, on or prior to the third Business Day following receipt by the Borrower or any Subsidiary of Net Cash Proceeds in excess of $1,000,000 from any insurance proceeds or condemnation awards, the Borrower shall prepay the Loans in an amount equal to 100% of the Net Cash Proceeds received therefrom; provided that, so long as no Event of Default has occurred and is continuing, no prepayment shall be required under this Section 2.12(c) to the extent that such Net Cash Proceeds are reinvested in long term productive assets of the general type useful in the business of the Borrower and its Subsidiaries within thirteen (13) weeks after receipt of such Net Cash Proceeds in accordance with the Budget covenant set forth in Section 6.22, including the Permitted Variances, in all respects.
(d)     In the event that the Borrower or any Subsidiary issues or incurs any post-petition Indebtedness, other than any cash proceeds from the incurrence of Indebtedness permitted pursuant to Section 6.1, or Capital Stock, the Borrower shall, subject to the terms of the applicable DIP Order, substantially simultaneously with (and in any event not later than the Business Day following) the receipt of such Net Cash Proceeds by the Borrower or any Subsidiary, prepay the Loans in an amount equal to 100% of such Net Cash Proceeds received therefrom.
(e)    All prepayments of Borrowings under this Section 2.12 shall be accompanied by the concurrent payment of the accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.
(f)    Mandatory prepayments of Loans under this Agreement shall be applied on a pro rata basis as follows, in each case subject to the Carve Out:
(i)    first, to pay accrued and unpaid interest on, and accrued and unpaid expenses in respect of, the Obligations, to the extent due and payable in accordance with the Loan Documents;
(ii)    second, to repay any principal amounts or other obligations which have been advanced and are outstanding under the DIP Facility; and
(iii)    third, any excess after payment in full of all Obligations shall be paid to the Borrower or any Subsidiary as appropriate or to such other Person who may be lawfully entitled to receive such excess.
(g)    The Borrower shall deliver to the Administrative Agent, (i) at the time of each prepayment required under this Section 2.12, a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) at least one Business Day prior written notice of such prepayment required under this Section

2.12. Each notice of prepayment shall specify the prepayment date, the type of each Loan being prepaid, the principal amount of each Loan (or portion thereof) to be prepaid and any other amounts to be paid in connection with such prepayment. All prepayments of Borrowings under this Section 2.12 shall be subject to Section 2.20(d)(i).
(h)    Each offer to prepay Loans pursuant to Section 2.12(b) shall be an offer by the Borrower to all Lenders on a pro rata basis and shall include any amounts owing pursuant to Section 2.12(e). Notwithstanding any other provision of this Section 2.12, each Lender shall have the right to reject its pro rata portion of any offer of prepayment by written notice to the Borrower and the Administrative Agent, in which case, such amounts may be retained by the Borrower and used or applied by the Borrower in a manner not prohibited by this Agreement (including Investments permitted hereunder). The Borrower shall provide Lenders a period of five Business Days to accept or reject the Borrower’s offer to prepay the Loans. If a Lender does not reject any such prepayment offer, such amounts shall be applied as set forth in clause (e) against such Lender’s pro rata portion of the remaining principal due hereunder.
2.13    Voluntary Prepayments and Conversions of Loans. Subject to applicable provisions of this Agreement, the Borrower shall have the right at any time or from time to time to prepay Loans and to convert Loans of one type or with one Interest Period into Loans of another type or with a different Interest Period; provided, however, that (a) each prepayment shall be in an amount not less than $100,000 for Alternative Base Rate Loans, (b) the Borrower shall give the Administrative Agent notice of each such prepayment or conversion of all or any portion of a Eurodollar Rate Loan no less than three Business Days prior to prepayment or conversion, (c) any Eurodollar Rate Loan may be prepaid or converted, subject to funding indemnification, but without penalty or premium in a minimum amount of $1,000,000 or any integral multiple thereof; (d) the Borrower shall pay all accrued and unpaid interest on the amounts prepaid or converted, and (e) no such prepayment or conversion shall serve to postpone the repayment when due of any Obligation. Each notice of prepayment shall specify the prepayment date, the type of each Loan being prepaid, the principal amount of each Loan (or portion thereof) to be prepaid and any other amounts to be paid in connection with such prepayment.
2.14    Reduction of Maximum Facility Amount. The Borrower shall have the right, upon not less than three Business Days' notice to the Administrative Agent, to terminate the Facility Amounts or, from time to time, to reduce the amount of the Facility Amounts. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple of $500,000 in excess thereof, and shall reduce permanently the Facility Amounts then in effect pro rata in accordance with the Percentage Shares of the Lenders.
2.15    [Reserved].
2.16    [Reserved].
2.17    Set-off. In addition to any rights and remedies of the Secured Parties provided by law, each Secured Party shall have the right, if an Event of Default has occurred and is continuing, without notice to the Borrower or Guarantors, any such notice being expressly waived by the Borrower and Guarantors to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower or any Guarantor (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower or any Guarantor. Each Secured Party agrees promptly to notify the Borrower or Guarantors and the Administrative Agent after any such application made by such Secured Party, provided that the failure to give such notice shall not affect the validity of such application.
2.18    General Provisions Relating to Interest.
(a)    It is the intention of the parties hereto to comply strictly with all applicable usury laws. In this connection, there shall never be collected, charged, or received on the sums advanced hereunder interest in excess of that which would accrue at the Highest Lawful Rate. For purposes of Tex. Fin. Code Ann. § 303.301 (Vernon’s 1998), as amended, the Borrower agrees that the Highest Lawful Rate shall be the “indicated (weekly) rate ceiling” as defined in such Article, provided that the Administrative Agent and the Lenders may also rely, to the extent permitted by applicable laws, on alternative maximum rates of interest under other laws, if greater.
(b)    Notwithstanding anything herein or in the other Loan Documents to the contrary, during any Limitation Period, the interest rate to be charged on amounts evidenced by the Loan Documents shall be the Highest Lawful Rate, and the obligation, if any, of the Borrower for the payment of fees or other charges deemed to be interest under applicable law shall be suspended. During any period or periods of time following a Limitation Period, to the extent permitted by applicable laws, the interest rate to be charged hereunder shall remain at the Highest Lawful Rate until such time as there has been paid to the Administrative Agent and each Lender (i) the amount of interest in excess of that accruing at the Highest Lawful Rate that such Lender would have received during the Limitation Period had the interest rate remained at the otherwise applicable rate, and (ii) all interest and fees otherwise payable to the Administrative Agent and such Lender but for the effect of such Limitation Period.
(c)    If, under any circumstances, the aggregate amounts paid under this Agreement or any other Loan Document include amounts which by law are deemed interest and which would exceed the amount permitted if the Highest Lawful Rate were in effect, the Borrower stipulates that such payment and collection will have been and will be deemed to have been, to the extent permitted by applicable laws, the result of mathematical error on the part of the Borrower, the Administrative Agent, and the Lenders; and the party receiving such excess shall promptly refund the amount of such excess (to the extent only of such interest payments in excess of that which would have accrued and been payable on the basis of the Highest Lawful Rate) upon discovery of such error by such party or notice thereof from the Borrower. In the event that the maturity of any Obligation is accelerated, by reason of an election by the Lenders or otherwise, or in the event of any required or permitted prepayment, then the consideration constituting interest under applicable laws may never exceed the Highest Lawful Rate; and excess amounts paid which by law are deemed interest, if any, shall be credited by the Administrative Agent and the Lenders on the principal amount of the Obligations, or if the principal amount of the Obligations shall have been paid in full, refunded to the Borrower.
(d)    All sums paid, or agreed to be paid, to the Administrative Agent and the Lenders for the use, forbearance and detention of the proceeds of any advance hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term hereof until paid in full so that the actual rate of interest is uniform but does not exceed the Highest Lawful Rate throughout the full term hereof.
2.19    Obligations Absolute. The Obligations of the Borrower under this Article shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim, or defense to payment or performance which the Borrower may have or have had against the Administrative Agent or any Lender.
2.20    Yield Protection.
(a)    Without limiting the effect of the other provisions of this Section (but without duplication), the Borrower shall pay to the Administrative Agent and each Lender from time to time such amounts as the Administrative Agent or such Lender may determine are necessary to compensate it for any Additional Costs incurred by the Administrative Agent or such Lender.
(b)    Without limiting the effect of the other provisions of this Section (but without duplication), the Borrower shall pay to each Lender from time to time on request such amounts as such Lender may determine are necessary to compensate such Lender for any costs attributable to the maintenance by such Lender (or any Applicable Lending Office), pursuant to any Regulatory Change, of capital in respect of its Percentage Share of the Commitment Amount, such compensation to include an amount equal to any reduction of the rate of return on assets or equity of such Lender (or any Applicable Lending Office) to a level below that which such Lender (or any Applicable Lending Office) could have achieved but for such Regulatory Change.
(c)    [Reserved].
(d)    Without limiting the effect of the other provisions of this Section (but without duplication), the Borrower shall pay to the Administrative Agent and each Lender such amounts as shall be sufficient in the reasonable opinion of the Administrative Agent and such Lender to compensate them for any loss, cost, or expense incurred by and as a result of:
(i)    any payment, prepayment, or conversion by the Borrower of a Eurodollar Rate Loan on a date other than the last day of an Interest Period for such Loan; or
(ii)    any failure by the Borrower to borrow a Eurodollar Rate Loan or to convert an Alternative Base Rate Loan into a Eurodollar Rate Loan on the date for such borrowing or conversion specified in the relevant Borrowing Request;

such compensation to include with respect to any Eurodollar Rate Loan, an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the principal amount so paid, prepaid, converted, or not borrowed or converted for the period from the date of such payment, prepayment, conversion, or failure to borrow or convert to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow or convert, the Interest Period for such Loan which would have commenced on the date of such failure to borrow or convert) at the applicable rate of interest for such Loan provided for herein over (B) the interest component of the amount the Administrative Agent or such Lender would have bid in the London interbank market for Dollar deposits of amounts comparable to such principal amount and maturities comparable to such period, as reasonably determined by the Administrative Agent or such Lender.
(e)    Determinations by the Administrative Agent or any Lender for purposes of this Section of the effect of any Regulatory Change on capital maintained, its costs or rate of return, maintaining Loans, its obligation to make Loans, or on amounts receivable by it in respect of Loans or such obligations, and the additional amounts required to compensate the Administrative Agent and such Lender under this Section shall be conclusive, absent manifest error, provided that such determinations are made on a reasonable basis. The Administrative Agent or the relevant Lender shall furnish the Borrower with a certificate setting forth in reasonable detail the basis and amount of increased costs incurred or reduced amounts receivable as a result of any such event, and the statements set forth therein shall be conclusive, absent manifest error. The Administrative Agent or the relevant Lender shall (i) notify the Borrower, as promptly as practicable after the Administrative Agent or such Lender obtains knowledge of any Additional Costs or other sums payable pursuant to this Section and determines to request compensation therefor, of any event occurring after the Closing Date which will entitle the Administrative Agent or such Lender to compensation pursuant to this Section; and (ii) designate a different Applicable Lending Office for the Loans affected by such event if such designation will avoid the need for or reduce the amount of such compensation and will not, in the sole opinion of the Administrative Agent or such Lender, be disadvantageous to the Administrative Agent or such Lender. If any Lender requests compensation from the Borrower under this Section, the Borrower may, after payment of all compensation then accrued and by notice to the Administrative Agent and such Lender, require that the Loans by such Lender of the type with respect to which such compensation is requested be converted into Alternative Base Rate Loans in accordance with Section 2.13. Any compensation requested by the Administrative Agent or any Lender pursuant to this Section shall be due and payable within five days of delivery of any such notice to the Borrower.
(f)    The Administrative Agent and the Lenders agree not to request, and the Borrower shall not be obligated to pay, any Additional Costs or other sums payable pursuant to this Section unless similar additional costs and other sums payable are also generally assessed by the Administrative Agent or such Lender against other customers similarly situated where such customers are subject to documents providing for such assessment.
2.21    Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to (a) honor its obligation to make Eurodollar Rate Loans, or (b) maintain Eurodollar Rate Loans, then such Lender shall promptly notify the Administrative Agent and the Borrower thereof. The obligation of such Lender to make

Eurodollar Rate Loans and convert Alternative Base Rate Loans into Eurodollar Rate Loans shall then be suspended until such time as such Lender may again make and maintain Eurodollar Rate Loans, and the outstanding Eurodollar Rate Loans of such Lender shall be converted into Alternative Base Rate Loans in accordance with Section 2.13.
2.22    Taxes.
(a)    All payments made by the Borrower under this Agreement shall be made free and clear of, and without reduction or withholding for or on account of, present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, assessments or withholdings, including any interest, additions to tax or penalties applicable thereto, hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority on the basis of any change after the date hereof in any applicable treaty, law, rule, guideline or regulations or in the interpretation or administration thereof, excluding, in the case of the Administrative Agent and each Lender, net income and franchise taxes imposed on the Administrative Agent or such Lender by the jurisdiction under the laws of which the Administrative Agent or such Lender is organized or any political subdivision or taxing authority thereof or therein, or by any jurisdiction in which such Lender’s lending office is located or any political subdivision or taxing authority thereof or therein and any U.S. federal withholding taxes imposed under FATCA (all such non-excluded taxes, levies, imposts, deductions, charges or withholdings being hereinafter called “Taxes”). If any Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under any other Loan Document, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the other Loan Documents. Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fail to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. If any Lender fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Lender shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent as a result of any such failure. Each of the Borrower and the Lenders authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to the Borrower or such Lender under the Loan Documents against any amount due to the Administrative Agent under this Section. The agreements in this Section shall survive the termination of this Agreement and the payment of all Obligations.
(b)    Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party, (ii) duly completed copies of Internal Revenue Service Form W-8ECI, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made. Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement, executed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.
(c)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (c), “FATCA” shall include any amendments made to FATCA after the Closing Date.
2.23    Replacement of Lenders.

(a)    If any Lender (i) has notified the Borrower of its incurring additional costs under Section 2.20 or has required the Borrower to make payments for Taxes under Section 2.22, (ii) is a Defaulting Lender or (iii) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Majority Lenders has been obtained), the Borrower may, unless such circumstances no longer apply, terminate, in whole but not in part, the Facility Amount of such Lender (other than the Administrative Agent) (the “Terminated Lender”) at any time upon five Business Days’ prior written notice to the Terminated Lender and the Administrative Agent (such notice referred to herein as a “Notice of Termination”).
(b)    In order to effect the termination of the Facility Amount of the Terminated Lender, the Borrower shall (i) obtain an agreement with one or more Lenders to increase their Facility Amounts and/or (ii) request any one or more other banking institutions to become a “Lender” in place and instead of such Terminated Lender and agree to accept a Facility Amount; provided, however, that such one or more other banking institutions are reasonably acceptable to the Administrative Agent and become parties by executing an Assignment and Assumption (the Lenders or other banking institutions that agree to accept in whole or in part the Facility Amount of the Terminated Lender being referred to herein as the “Replacement Lenders”), such that the aggregate increased and/or accepted Facility Amounts of the Replacement Lenders under clauses (i) and (ii) above equal the Facility Amount of the Terminated Lender.
(c)    The Notice of Termination shall include the name of the Terminated Lender, the date the termination will occur (the “Termination Date”), the Replacement Lender or Replacement Lenders to which the Terminated Lender will assign its Facility Amount, and, if there will be more than one Replacement Lender, the portion of the Terminated Lender’s Facility Amount to be assigned to each Replacement Lender.
(d)    On the Termination Date, (i) the Terminated Lender shall by execution and delivery to the Administrative Agent of an Assignment and Assumption assign its Facility Amount to the Replacement Lender or Replacement Lenders (pro rata, if there is more than one Replacement Lender, in proportion to the portion of the Terminated Lender’s Facility Amount to be assigned to each Replacement Lender) indicated in the Notice of Termination and shall assign to the Replacement Lender or Replacement Lenders its Loan (if any) then outstanding pro rata as aforesaid), (ii) the Terminated Lender shall endorse its Note, if any, payable without recourse, representation or warranty except as provided in the Assignment and Assumption to the order of the Replacement Lender or Replacement Lenders (pro rata as aforesaid), (iii) the Replacement Lender or Replacement Lenders shall purchase the Obligations owed to the Terminated Lender under the Loan Documents (pro rata as aforesaid) at a price equal to the unpaid principal amount thereof plus interest and fees accrued and unpaid to the Termination Date, and (iv) the Replacement Lender or Replacement Lenders will thereupon (pro rata as aforesaid) succeed to and be substituted in all respects for the Terminated Lender with like effect as if becoming a Lender pursuant to the terms of Section 9.1, and the Terminated Lender will have the rights and benefits of an assignor under Section 9.1. To the extent not in conflict, the terms of Section 9.1 shall supplement the provisions of this Section.

2.24    Regulatory Change. In the event that by reason of any Regulatory Change or any other circumstance arising after the Closing Date affecting any Lender, such Lender (a) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender which includes deposits by reference to which the interest rate on any Eurodollar Rate Loan is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender which includes any Eurodollar Rate Loan, or (b) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, at the election of such Lender with notice to the Administrative Agent and the Borrower, the obligation of such Lender to make Eurodollar Rate Loans and to convert Alternative Base Rate Loans into Eurodollar Rate Loans shall be suspended until such time as such Regulatory Change or other circumstance ceases to be in effect, and all such outstanding Eurodollar Rate Loans shall be converted into Alternative Base Rate Loans in accordance with Section 2.13.
2.25    Fees.
(a)    Commitment Fee. To compensate the Lenders for making funds available under this Agreement, the Borrower shall pay to the Administrative Agent for the account of the Lenders in proportion to their respective Percentage Share as of the relevant Payment Date described below, a commitment fee (collectively, the “Commitment Fee”) on the Commitment Amount then in effect, as follows:

Fee	Payment Date	Commitment Amount
3.00%	Closing Date	$15,000,000
3.00%	Final Order Funding Availability Date	$15,000,000
3.00%	Third Borrowing Funding Availability Date	$45,000,000

(b)    Agency Fee. The Borrower agrees to pay to the Administrative Agent, for its own account, a non-refundable administration fee and any other fees and expenses due to Cantor Fitzgerald Securities (the “DIP Agency Fee”) set forth in that certain letter between the Borrower and the Administrative Agent, dated as of the Closing Date (the “DIP Agent Fee Letter”), which the DIP Agency Fee shall be fully earned, due and payable on the Closing Date.
(c)    Backstop Fee. The Borrower agrees to pay to each Backstop Lender a non-refundable closing fee (the “Backstop Fee”) in an aggregate amount equal to its pro rata share (based on such Backstop Lender’s percentage commitment of the Commitment Amount on the Closing Date) of 7.50% of the new common stock to be issued by the Borrower or its re-organized or successor company upon its emergence from the Bankruptcy Case in accordance with the Plan (as defined in the RSA), which Backstop Fee shall be fully earned on the entry of the Interim Order and due and payable on the effective date of the Plan (as defined in the RSA); provided, however, that in the event the RSA is terminated, such Backstop Fee shall be payable in cash when the principal amounts outstanding under the DIP Facility come due, in an amount equal to 7.50% of the Maximum Facility Amount; provided, further, that to the extent the Third Borrowing Funding Availability Date does not occur and the Backstop Fee is paid in cash, “Maximum Facility Amount” shall be deemed to exclude the additional commitment amounts that would have otherwise been available had the Third Borrowing Funding Availability Date occurred. Notwithstanding anything in this Section 2.25(c) to contrary, it is acknowledged and agreed that to the extent that the Backstop Fee is paid through the issuance of new common stock pursuant to the Plan (as defined in the RSA), such issuance of common stock shall not dilute any common stock issued by the Borrower or its reorganized or successor company pursuant to (i) any management incentive plan approved by the Bankruptcy Court in the Bankruptcy Cases, or (ii) the Plan (as defined in the RSA) to current holders of the Borrower’s Capital Stock.
2.26    [Reserved].
2.27    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.2.
(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 7.3), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Sections 3.1, 3.2 and 3.3, as applicable, were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees. That Defaulting Lender shall not be entitled to receive any Commitment Fee pursuant to Section 2.25 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(b)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Percentage Shares, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
2.28    Priority and Liens.
(a)    The Borrower, on behalf of itself and each of its Subsidiaries, hereby covenants, represents and warrants that, upon entry of the DIP Order and the delivery and execution of this Agreement, and subject to the terms of the DIP Order, the Obligations of the Borrower and the Guarantors shall at all times:
(i)    pursuant to section 364(c)(1) of the Bankruptcy Code, be entitled to joint and several super-priority administrative expense claims status in the Bankruptcy Cases senior to all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, subject only to (A) the Carve Out and (B) except with respect to the Unencumbered Property (as defined in the DIP Order), the Adequate Protection in favor of the Existing First Lien Agent and Existing First Lien Lenders as set forth in the DIP Order;
(ii)    pursuant to section 364(c)(3) of the Bankruptcy Code, be secured by a perfected second priority Lien on the Prepetition Collateral, subject to (x) Permitted Liens and (y) the Carve Out; and

(iii)    pursuant to section 364(c)(2) of the Bankruptcy Code, be secured by a perfected first priority Lien on any and all owned and hereafter acquired personal Property, real Property and all other assets of the Debtors and their estates, together with any proceeds thereof, that is not Prepetition Collateral, subject to (x) Permitted Liens and (y) the Carve Out.
Notwithstanding anything to contrary herein, nothing herein or any other Loan Document shall, or shall be deemed to provide that the Liens of the Administrative Agent and the Lenders in any way prime the Liens of the Existing First Lien Agent or the Existing First Lien Lenders.
(b)    All of the Liens described in this Section 2.28 shall be effective and perfected upon entry of the Interim Order or Final Order, as applicable, without the necessity of the execution, recordation of filings by the Debtors of mortgages, security agreements, control agreements, pledge agreements, financing statements or other similar documents or notices, or the possession, control or other acts by the Administrative Agent of, or over, any Collateral, as set forth in the Interim Order or Final Order, as applicable. The Lenders, or the Administrative Agent on behalf of the Lenders, shall be permitted, but not required, to make or authorize the making of any filings, deliver any notices or take any other acts as may be desirable under state law in order to reflect the perfection and priority of the Lenders’ claims described herein.
(c)    Subject in all respects to the priorities set forth in Section 2.28(a) above and the terms of the DIP Order, the Borrower and the Guarantors hereby grant to the Administrative Agent on behalf of the Secured Parties a security interest in, and mortgage on, all of the right, title and interest of the Borrower and the Guarantors in all real Property owned or leased by the Borrower or any Guarantor, together in each case with all of the right, title and interest of the Borrower or such Guarantor in and to all buildings, improvements, and fixtures related thereto, any lease or sublease thereof, all general intangibles relating thereto and all proceeds thereof. The Borrower and the Guarantors hereby acknowledge that, pursuant to the DIP Order, the Liens in favor of the Administrative Agent on behalf of the Secured Parties in all of such real Property owned or leased by the Borrower or any Guarantor shall be perfected without the recordation of any instruments of mortgage or assignment and the Administrative Agent and the other Secured Parties shall have the benefits of the DIP Order.
ARTICLE 3
CONDITIONS
3.1    Conditions Precedent to Initial Loan. The Backstop Lenders shall have no obligation to make the Loans hereunder unless and until all matters incident to the consummation of the transactions contemplated herein shall be satisfactory to the Majority Backstop Lenders and the Administrative Agent, the following conditions shall have been satisfied (or waived by the Majority Backstop Lenders), and the Majority Backstop Lenders and the Administrative Agent shall have, as applicable, received, reviewed, and approved the following documents and other items, appropriately executed when necessary and, where applicable, acknowledged by one or more authorized officers of the Borrower and the Guarantors, all in form and substance satisfactory to the Majority Backstop Lenders and the Administrative Agent and dated, where applicable, of even date herewith or a date prior thereto and acceptable to the Majority Backstop Lenders and the Administrative Agent.
(a)    the Administrative Agent shall have received duly executed and delivered counterparts of this Agreement;
(b)    the Administrative Agent shall have received the Notes, if requested by any Lender pursuant to Section 2.8(a);
(c)    the Administrative Agent shall have received copies of the articles of incorporation or certificate of formation, as applicable, and all amendments thereto and the bylaws or limited liability company agreement, as applicable, and all amendments thereto of the Borrower and each Guarantor, accompanied by a certificate issued by the secretary or an assistant secretary of the Borrower and each Guarantor, to the effect that each such copies are correct and complete;
(d)    the Administrative Agent shall have received certificates of incumbency and signatures of all officers of the Borrower and each Guarantor who are authorized to execute Loan Documents on behalf of the Borrower or such Guarantor, each such certificate being executed by the secretary or an assistant secretary of the Borrower or such Guarantor;
(e)    the Administrative Agent shall have received copies of corporate resolutions approving the Loan Documents and authorizing the transactions contemplated herein and therein, duly adopted by the board of directors of the Borrower and each Guarantor, accompanied by certificates of the secretary or an assistant secretary of the Borrower and each Guarantor to the effect that such copies are true and correct copies of resolutions duly adopted at a meeting or by unanimous consent of the board of directors of the Borrower or such Guarantor and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified, or revoked in any respect, and are in full force and effect as of the Closing Date;
(f)    the filing of the Bankruptcy Cases with the Bankruptcy Court shall have occurred;
(g)    within three (3) Business Days after the Petition Date, the Interim Order in form and substance reasonably satisfactory to the Majority Backstop Lenders authorizing and approving the DIP Facility and the transactions contemplated hereby shall have been entered by the Bankruptcy Court, and such order shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of the Majority Backstop Lenders (not to be unreasonably withheld or delayed), and the Borrower and its Subsidiaries shall be in compliance in all material respects with the Interim Order;
(h)    all filed “first day motions” and First Day Orders entered at the time of commencement of the Bankruptcy Cases shall be reasonably satisfactory in form and substance to the Majority Backstop Lenders;

(i)    [Reserved];
(j)    the Administrative Agent shall have received a 13-week budget, containing line items of sufficient detail to reflect Borrower’s projected Receipts and Operating Disbursements for such thirteen-week period, in form and substance reasonably acceptable to the Majority Backstop Lenders and attached hereto as Exhibit IX (the “Initial Budget”), together with a certificate of a Financial Officer of the Borrower stating that such Initial Budget has been prepared on a reasonable basis and in good faith and is based on assumptions believed by Borrower and each Guarantor to be reasonable at the time made and from the best information then available to Borrower and each Guarantor;
(k)    the Administrative Agent shall have received the Debtors’ executed counterparts of the RSA, which shall be in form and substance satisfactory to the Debtors and the Majority Backstop Lenders in their sole discretion;
(l)    since December 31, 2014, no event shall have occurred that results in a Material Adverse Effect;
(m)    other than as set forth in Schedule 5.27, the Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments and the Guaranty, and the Majority Backstop Lenders shall be satisfied that the Administrative Agent has been granted, and holds for the benefit of the Secured Parties, a perfected Lien on, and security interest in, all of the Collateral, subject to the priorities set forth in the DIP Order and to the Carve Out, and the Administrative Agent shall have received any such documents as it or the Majority Backstop Lenders may reasonably request in connection with the creation, perfection and priority of its Lien and security interest;
(n)    the Administrative Agent shall have received certificates dated as of a recent date prior to the Closing Date from the appropriate Governmental Authority evidencing the existence or qualification and good standing of the Borrower and each Guarantor in the Borrower’s or Guarantor’s jurisdiction or formation;
(o)    [Reserved];
(p)    [Reserved];
(q)    [Reserved];
(r)    [Reserved];
(s)    the Administrative Agent shall have received evidence satisfactory to the Majority Backstop Lenders that all governmental and third party approvals necessary in connection with the continuing operations of the Borrower and its Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby;
(t)    the Administrative Agent shall have received the results of lien, judgment and other customary UCC searches as of a recent date prior to the Closing Date in each jurisdiction requested by the Majority Backstop Lenders;
(u)    each of the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects (provided that to the extent any representation and warranty is qualified as to “Material Adverse Effect” or otherwise as to “materiality”, such representation and warranty is true and correct in all respects) on and as of the date of such Borrowing (or as of such earlier date if the representation or warranty specifically relates to an earlier date);
(v)    no Default or Event of Default shall have occurred and be continuing or would result from such Borrowing;
(w)    the Administrative Agent and the Backstop Lenders shall have received all fees and other amounts due and payable on or prior to the date of such Borrowing (or arrangements for the netting of such fees and other amounts due and payable on the date of such Borrowing shall have been made), including, to the extent invoiced at least two Business Days prior to the date of such Borrowing, reimbursement or payment of all reasonable and documented legal fees and all out-of-pocket expenses, in each case, required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document;
(x)    the Borrower shall have delivered to the Administrative Agent a Borrowing Request at least the requisite time prior to the requested date for the relevant Loan (such time period to be shortened or waived at the reasonable discretion of the Administrative Agent); and each statement or certification made in such Borrowing Request shall be true and correct in all material respects on the requested date for such Loan;
(y)    a chief restructuring officer (“Chief Restructuring Officer”) reasonably acceptable to the Majority Backstop Lenders shall have been appointed with respect to each Debtor (it being understood and agreed that the Acceptable Chief Restructuring Officer shall be acceptable to the Majority Backstop Lenders); and
(z)    the Administrative Agent shall have received such other agreements, documents, instruments, certificates, waivers, consents, and evidence as the Administrative Agent or the Majority Backstop Lenders may reasonably request.
3.2    Conditions Precedent to the Final Order Funding Availability Date. The obligations of the Lenders to make each Loan after the Final Order Funding Availability Date are subject to the satisfaction of the following additional conditions precedent:
(a)    each of the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects (provided that to the extent any representation and warranty is qualified as to “Material Adverse Effect” or otherwise as to “materiality”, such representation and warranty is true and correct in all respects) on and as of the date of such Borrowing (or as of such earlier date if the representation or warranty specifically relates to an earlier date);
(b)    all reasonable and documented out-of-pocket fees and expenses required to be paid under the Loan Documents shall have been paid (or will be paid from the proceeds of such Loans);
(c)    no Default or Event of Default shall have occurred and be continuing or would result from such Borrowing;
(d)    the Final Order shall be in form and substance reasonably satisfactory to the Majority Backstop Lenders authorizing and approving the DIP Facility and the transactions contemplated hereby, shall have been entered by the Bankruptcy Court not later than 31 days after the entry of the Interim Order, such Final Order shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of the Majority Backstop Lenders, and the Debtors shall be in compliance in all material respects with the Final Order;
(e)    the Borrower shall have delivered to the Administrative Agent a Borrowing Request at least the requisite time prior to the requested date for the relevant Loan (such time period to be shortened or waived at the reasonable discretion of the Administrative Agent); and each statement or certification made in such Borrowing Request shall be true and correct in all material respects on the requested date for such Loan.
3.3    Conditions Precedent to the Third Borrowing Funding Availability Date. The obligations of the Lenders to make each Loan after the Third Draw Order Funding Availability Date are subject to the satisfaction of the following additional conditions precedent:
(a)    each of the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects (provided that to the extent any representation and warranty is qualified as to “Material Adverse Effect” or otherwise as to “materiality”, such representation and warranty is true and correct in all respects) on and as of the date of such Borrowing (or as of such earlier date if the representation or warranty specifically relates to an earlier date);
(b)    all reasonable and documented out-of-pocket fees and expenses required to be paid under the Loan Documents shall have been paid (or will be paid from the proceeds of such Loans);
(c)    no Event of Default shall have occurred and be continuing under the Loan Documents or would result from such Borrowing;
(d)    the RSA shall be in full force and effect;

(e)    the Disclosure Statement, in form and substance reasonably satisfactory to the Majority Backstop Lenders, shall have been approved by the Bankruptcy Court;
(f)    the Final Order shall be in full force and effect and such Final Order shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of the Majority Backstop Lenders, and the Debtors shall be in compliance in all material respects with the Final Order;
(g)    the Debtors shall have negotiated and finalized an amendment and restatement or refinancing of the Indebtedness under the Existing First Lien Credit Agreement, subject in all respects to the consent of the Majority Backstop Lenders; and
(h)    the Borrower shall have delivered to the Administrative Agent a Borrowing Request at least the requisite time prior to the requested date for the relevant Loan (such time period to be shortened or waived at the reasonable discretion of the Administrative Agent); and each statement or certification made in such Borrowing Request shall be true and correct in all material respects on the requested date for such Loan.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the Lenders to enter into this Agreement and to extend credit to the Borrower, the Borrower represents and warrants to the Administrative Agent and each Lender (which representations and warranties shall survive the delivery of the Loan Documents) that:
4.1    Existence of Borrower and Subsidiaries. The Borrower and each Subsidiary is a corporation, limited partnership, or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the state of its formation and, subject to any restrictions arising on account of the Borrower’s or any Subsidiaries’ status as a “debtor” under the Bankruptcy Code, is authorized to do business and in good standing as a foreign corporation, limited partnership or limited liability company in every jurisdiction in which it owns or leases real property or in which the nature of its business requires it to be so qualified, except where the failure to so qualify, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
4.2    [Reserved].
4.3    Due Authorization. Subject to entry of the DIP Order and subject to any restrictions arising on account of the Borrower’s or any Subsidiaries’ status as a “debtor” under the Bankruptcy Code, the execution and delivery by the Borrower of this Agreement and the borrowings hereunder; the execution and delivery by the Borrower of the Loan Documents; the repayment by the Borrower of the Indebtedness evidenced by the Loan Documents and interest and fees, if any, provided in the Loan Documents are within the power of the Borrower; have been duly authorized by all necessary corporate, limited liability company, shareholder or member action; and do not and will not (a) require the consent of any Governmental Authority, (b) contravene or conflict with any Requirement of Law or the articles or certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, or other organizational or governing documents of the Borrower, (c) contravene or conflict with any indenture, instrument or other agreement to which the Borrower is a party or by which the Property of the Borrower is bound or encumbered, or (d) result in or require the creation or imposition of any Lien upon any of the Properties of the Borrower other than as contemplated in the Loan Documents.
4.4    Valid and Binding Obligations of Borrower. Subject to entry of the DIP Order and subject to any restrictions arising on account of the Borrower’s or any Subsidiaries’ status as a “debtor” under the Bankruptcy Code, this Agreement and the other Loan Documents, when duly executed and delivered, will be legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms, subject to any applicable bankruptcy, insolvency or other laws of general application affecting creditors’ rights and judicial decisions interpreting any of the foregoing.
4.5    Security Instruments. Subject to Section 4.25, upon the execution and delivery by the Borrower and the Guarantors party thereto and the entry of the applicable DIP Order by the Bankruptcy Court, the provisions of each Security Instrument are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid, and enforceable fully perfected Lien in all right, title, and interest of the Borrower and each Subsidiary party thereto in the Collateral described therein.
4.6    Scope and Accuracy of Financial Statements. The Financial Statements of the Borrower and its Subsidiaries fiscal years ending December 31, 2013 and December 31, 2014 and the fiscal quarters ending March 31, 2015, June 30, 2015 and September 30, 2015 provided to the Lenders have been prepared in accordance with GAAP consistently applied and fairly reflect the financial condition and the results of the operations of the Borrower, and its Subsidiaries in all material respects as of the dates and for the periods stated therein. No event or circumstance has occurred since December 31, 2014, that has resulted or could reasonably be expected to result in a Material Adverse Effect.
4.7    Liabilities, Litigation and Restrictions. Except for the liabilities shown in the Financial Statements referred to in Section 4.6, neither the Borrower nor its Subsidiaries has any liabilities, direct or contingent, which may reasonably be expected to result in a Material Adverse Effect. Except as set forth on Exhibit VI under the heading “Litigation”, no litigation or other action of any nature affecting the Borrower or its Subsidiaries is pending before any Governmental Authority or, to the knowledge of the Borrower, threatened against or affecting the Borrower or its Subsidiaries, which might reasonably be expected to result in a Material Adverse Effect or is not otherwise subject to the automatic stay as a result of the Bankruptcy Cases. To the knowledge of the Borrower, no unusual or unduly burdensome restriction, restraint or hazard exists by contract, law, governmental regulation or otherwise relative to the business or material Properties of the Borrower or its Subsidiaries other than as a result of the Bankruptcy Cases, or such as relate generally to Persons engaged in the business activities similar to those conducted by the Borrower or such Subsidiary, as the case may be.
4.8    Title to Properties. Other than as a result of the Bankruptcy Cases, the Borrower and its Subsidiaries have good and indefeasible title to all of its material (individually or in the aggregate) Properties, free and clear of all Liens other than Permitted Liens and the Carve Out.
4.9    Compliance with Federal Reserve Regulations. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, U or X of the Board). No part of the proceeds of any extension of credit under this Agreement will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. No transaction contemplated by the Loan Documents is in violation of any regulations promulgated by the Board, including Regulations G, T, U or X.
4.10    Authorizations and Consents. Subject to the entry of the DIP Order, no authorization, consent, approval, exemption, franchise, permit or license of, or filing with, any Governmental Authority or other Person is required to authorize, or is otherwise required in connection with, the valid execution and delivery by the Borrower of this Agreement and the other Loan Documents or the repayment and performance by the Borrower of the Obligations.
4.11    Compliance with Laws, Rules, Regulations and Orders. To the knowledge of the Borrower, neither the business nor any of the activities of the Borrower or its Subsidiaries, as presently conducted, violates any Requirement of Law the result of which violation could reasonably be expected to result in a Material Adverse Effect. Subject to any restrictions arising on account of the Borrower’s or any Subsidiaries’ status as a “debtor” under the Bankruptcy Code, (i) the Borrower and its Subsidiaries possess all licenses, approvals, registrations, permits and other authorizations necessary to enable them to carry on their business as now conducted, (ii) all such licenses, approvals, registrations, permits and other authorizations are in full force and effect, and (iii) the Borrower has no reason to believe that it or any Subsidiary will be unable to obtain the renewal of any such licenses, approvals, registrations, permits and other authorizations, in each case of clauses (i), (ii) and (iii) above, except where the failure of which would not reasonably be expected to result in a Material Adverse Effect.
4.12    Proper Filing of Tax Returns and Payment of Taxes Due. The Borrower and each of its Subsidiaries have duly and properly filed all material United States income tax returns and all other material tax returns which are required to be filed and has paid all material taxes due, except such taxes, if any, (a) as are being contested in good faith and as to which adequate reserves in accordance with GAAP have been made, (b) where such payment is in violation of the Budget covenant set forth in Section 6.22, including the Permitted Variance, or (c) to the extent otherwise excused or prohibited by the Bankruptcy Code and not otherwise authorized by the Bankruptcy Court. The charges and reserves on the books of the Borrower and each of its Subsidiaries with respect to taxes and other governmental charges are adequate.
4.13    ERISA Compliance. Except to the extent excused by the Bankruptcy Code or as a result of the filing of the Bankruptcy Cases, the Borrower and each of its Subsidiaries are in compliance in all material respects with the applicable provisions of ERISA. Other than as a result of the Bankruptcy Cases, no “reportable event”, as such term is defined in Section 4043 of ERISA, has occurred with respect to any Plan. Neither the Borrower nor any of its Subsidiaries has incurred or expects to incur any material liability to the PBGC or any Plan. With respect to each Plan, the total value of the accrued benefits (both vested and nonvested) does not materially exceed the value of the assets of such Plan, both valued as of the end of the Plan year immediately prior to the date of this Agreement. Neither the Borrower nor any of its Subsidiaries currently contributes to, or has an obligation to contribute to, or has at any time contributed to, or had an obligation to contribute to, any Multi-employer Plan.
4.14    Take-or-Pay; Gas Imbalances. Except as set forth on Exhibit VI under the heading “Take-or-Pay”, neither the Borrower nor any of its Subsidiaries is obligated in any material respect by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of its Oil and Gas Properties at some future date without receiving full payment therefor at the time of delivery. Except as set forth on Exhibit VI under the heading “Gas Imbalances”, neither the Borrower nor any of its Subsidiaries has produced gas, in any material amount, subject to balancing rights of third parties or subject to balancing duties under governmental requirements, except as to such matters for which the Borrower or the relevant Subsidiary has established monetary reserves adequate in amount to satisfy such obligations and has segregated such reserves from other accounts.
4.15    Refunds. No orders of, proceedings pending before, or other requirements of, the Federal Energy Regulatory Commission, the Texas Railroad Commission, the Oklahoma Corporation Commission, the Louisiana Conservation Commission, or any other Governmental Authority exist which could result in the Borrower or any of its Subsidiaries being required to refund any material portion of the proceeds received or to be received from the sale of hydrocarbons constituting part of its Oil and Gas Properties.
4.16    Casualties or Taking of Property. Except as set forth on Exhibit VI under the heading “Casualties”, since December 31, 2014, neither the business nor any Property of the Borrower or any of its Subsidiaries has been materially adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition of taking of Property or cancellation of contracts, permits or concessions by any Governmental Authority, riot, activities of armed forces or acts of God.
4.17    Locations of Business and Offices. The principal place of business and chief executive office of the Borrower is located at the address for the Borrower set forth in Section 9.4 or at such other location as the Borrower may have, with prior written notice, advised the Administrative Agent.
4.18    Environmental Compliance. Except as set forth on Exhibit VI under the heading “Environmental Compliance”,

(a)    no Property of the Borrower or any of its Subsidiaries is currently on, or, to the best knowledge of the Borrower after due inquiry made in accordance with good commercial practices, has ever been on, any federal or state list of Superfund Sites;
(b)    except in compliance with all applicable Requirements of Law, no Hazardous Substances have been generated, transported and/or disposed of by the Borrower or any of its Subsidiaries at a site which was, at the time of such generation, transportation and/or disposal, or has since become, a Superfund Site;
(c)    no Release of Hazardous Substances by the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower after due inquiry made in accordance with good commercial practices, from, affecting or related to any Property of the Borrower or any of its Subsidiaries has occurred which could reasonably result in the imposition of liability in excess of $50,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage); and
(d)    no Environmental Complaint has been received by the Borrower or any of its Subsidiaries which seeks to impose liability in excess of $50,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage).
4.19    Investment Company Act Compliance. The Borrower is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
4.20    [Reserved].
4.21    No Material Misstatements. No information, exhibit or report prepared by or at the direction or with the supervision of the Borrower and furnished to any Lender or the Administrative Agent in connection with the negotiation and preparation of this Agreement or any Loan Document contains any material misstatements of fact or omits to state a material fact necessary to make the statements contained therein not materially misleading as of the date made or deemed made.
4.22    Subsidiaries. As of the date hereof, except as set forth on Exhibit VII, the Borrower does not have any Subsidiaries and neither the Borrower nor any of its Subsidiaries is a partner or participant in any partnership or joint venture. The percentage ownership by the Borrower of outstanding Capital Stock of each Subsidiary is as set forth on Exhibit VII.
4.23    Defaults. No Default or Event of Default exists.
4.24    Maintenance of Properties. Subject to any necessary order or authorization of the Bankruptcy Court and to the extent permitted by the Budget covenant set forth in Section 6.22, including Permitted Variances, the Borrower and each of its Subsidiaries have maintained their Properties in good and workable condition, ordinary wear and tear excepted, and in compliance in all material respects with all applicable Requirements of Law.
4.25    Bankruptcy Orders.

(a)    On and after the entry of the Interim Order and prior to the entry of the Final Order, the Interim Order is in full force and effect, and has not been reversed, vacated, stayed or modified, and on and after the entry of the Final Order, the Final Order is in full force and effect, and has not been reversed, vacated, stayed or modified, in each case, without the prior written consent of the Majority Backstop Lenders.
(b)    No order has been entered in the Bankruptcy Cases (i) for the appointment of a Chapter 11 trustee, (ii) for the appointment of an examiner with enlarged powers (beyond those set forth in Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code or (iii) to convert any Bankruptcy Cases to a Chapter 7 case or to dismiss any Bankruptcy Case, in each case, without the prior written consent of the Majority Backstop Lenders.
ARTICLE 5
AFFIRMATIVE COVENANTS
So long as any Obligation remains outstanding or unpaid or any Facility Amount exists, the Borrower shall:
5.1    Maintenance and Access to Records. Keep, and cause each of its Subsidiaries to keep, adequate records in accordance with GAAP, of all of its transactions so that at any time, and from time to time, its financial condition may be readily determined and, at the reasonable request of the Administrative Agent or any Lender, make such records available for inspection and permit the Administrative Agent or such Lender to make and take away copies thereof.
5.2    Quarterly Financial Statements.
(a)    Deliver to the Administrative Agent, as soon as available but not later than the 45th day after the end of each of the first three fiscal quarters of the Borrower, the unaudited consolidated Financial Statements of the Borrower and its Subsidiaries, as at the end of such period and from the beginning of such fiscal year to the end of such period, as applicable, which Financial Statements shall be certified by the chief financial officer of the Borrower as having been prepared in accordance with GAAP, consistently applied, and as a fair presentation of the condition of the Borrower and its Subsidiaries, subject to changes resulting from normal year-end audit adjustments.
(b)    [Reserved].
5.3    Annual Financial Statements. Deliver to the Administrative Agent, as soon as available but not later than the earlier of (i) one (1) Business Day after being filed with the SEC and (ii) three (3) Business Days after the deadline to be filed with the SEC, a copy of the annual audited consolidated Financial Statements of the Borrower and its Subsidiaries.
5.4    Compliance Certificate and Hedging Report. Concurrently with the furnishing of the Financial Statements submitted pursuant to Sections 5.2 and 5.3, provide the Administrative Agent a Compliance Certificate and Hedging Report; and concurrently with the furnishing of the

Financial Statements submitted pursuant to Section 5.3 if requested by any Lender, provide each Lender a certificate in customary form from the independent certified public accountants for the Borrower stating that their audit has not disclosed the existence of any Default or Event of Default or, if their audit has disclosed the existence of any Default or Event of Default, specifying the nature, period of existence and status thereof.
5.5    Oil and Gas Reserve Reports.
(a)    Deliver to the Administrative Agent on or before January 31, 2016 a report in usual and customary form and substance by Netherland Sewell & Associates, Inc. including (i) a high level review of the Borrower’s reserves and engineering, geological and technical information, (ii) a review of forecasted production volumes for major assets including existing producing wells and undeveloped locations, (iii) a comparison of historical and the Borrower’s future estimates of operating costs, capital costs, and pricing differentials, and (iv) a review of Borrower’s forecasted annual cash flows. Notwithstanding the foregoing, any failure to deliver the report described herein by January 31, 2016 that is the result or consequence of delay solely attributable to Netherland Sewell & Associates, Inc. despite the best efforts of the Borrower, to the reasonable satisfaction of the Majority Backstop Lenders, shall not result in a breach or non-compliance with this Section 5.5(a) or otherwise cause an Event of Default under this Agreement.
(b)    Deliver to the Administrative Agent any reserve reports or other reports with respect to the Oil and Gas Properties of the Borrower and its Subsidiaries within 2 Business Days of delivery thereof to the Existing First Lien Lenders.
(c)    [Reserved].
(d)    The report provided pursuant to Section 5.5(a) shall be submitted to the Administrative Agent together with additional data concerning pricing, quantities of production from the Oil and Gas Properties of the Borrower and its Subsidiaries, purchasers of production and such other information and engineering and geological data with respect thereto as the Majority Backstop Lenders or the Administrative Agent may reasonably request and shall set forth the interests of the Borrower and its Subsidiaries in all such Oil and Gas Properties and separately designate such Properties by field.
(e)    With the delivery of the Reserve Report pursuant to Section 5.5(a), the Borrower shall provide to the Administrative Agent a certificate in substantially the form of Exhibit X attached hereto.
5.6    SEC and Other Reports. Deliver to the Administrative Agent within five days after any material report (other than financial statements) or other communication is sent by the Borrower or any of its Subsidiaries to its stockholders or partners or is filed by the Borrower or any of its Subsidiaries with the SEC, copies of such report or communication.
Documents required to be delivered pursuant to Section 5.2, Section 5.3 and Section 5.6 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to a Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information.”
5.7    Notices. Deliver to Administrative Agent, promptly upon any officer of any Borrower having knowledge of the occurrence of any of the following events or circumstances, a written statement with respect thereto, signed by the chief financial officer of the Borrower, or other authorized representative of the Borrower designated from time to time pursuant to written designation by the Borrower delivered to the Administrative Agent, advising the Lenders of the occurrence of such event or circumstance and the steps, if any, being taken by the Borrower with respect thereto:
(a)    any Default or Event of Default;

(b)    other than defaults or events of default arising as an effect of the Bankruptcy Cases, any default or event of default under any contractual obligation of the Borrower, or any litigation, investigation or proceeding between the Borrower or any of its Subsidiaries and any Governmental Authority which, in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
(c)    any litigation or proceeding (other than the Bankruptcy Cases) involving the Borrower or any of its Subsidiaries as a defendant or in which any Property of the Borrower or any of its Subsidiaries is subject to a claim and in which the amount involved is $1,000,000 or more and which is not subject to the automatic stay in the Bankruptcy Cases or otherwise covered by insurance or in which injunctive or similar relief is sought;
(d)    the receipt by the Borrower or any of its Subsidiaries of any Environmental Complaint or any formal request from any Governmental Authority or other Person for information (other than requirements for compliance reports) regarding any Release of Hazardous Substances by the Borrower or any of its Subsidiaries or from, affecting or related to any Property of the Borrower or any of its Subsidiaries or adjacent to any Property of the Borrower or any of its Subsidiaries;
(e)    any actual, proposed or threatened, in writing, testing or other investigation by any Governmental Authority or other Person concerning the environmental condition of, or relating to, any Property of the Borrower or any of its Subsidiaries or adjacent to any Property of the Borrower or any of its Subsidiaries following any allegation of a violation of any Requirement of Law;
(f)    any Release of Hazardous Substances by the Borrower or any of its Subsidiaries or from, affecting or related to any Property of the Borrower or any of its Subsidiaries or adjacent to any Property of the Borrower or any of its Subsidiaries;
(g)    the violation of any Environmental Law or the revocation, suspension or forfeiture of or failure to renew, any permit, license, registration, approval or authorization which could reasonably be expected to have a Material Adverse Effect;
(h)    the institution by the Borrower or any of its Affiliates of any Multi-employer Plan or the withdrawal or partial withdrawal by the Borrower or any of its Affiliates from any Multi-employer Plan; and
(i)    any other event or condition which could reasonably be expected to have a Material Adverse Effect.
5.8    Lender Conference Calls. In connection with the distribution of the Financial Statements required under Sections 5.2 and 5.3, upon the Majority Lenders’ or the Administrative Agent’s reasonable written request, deliver notice of the date and time of a conference call with the Administrative Agent and the Lenders to discuss such financial information, including the Budget and Variance Report, which conference calls the Borrower shall host not later than 5 Business Days after such distribution (provided that any conference call hosted by the Borrower which is generally available to holders of its debt or equity securities shall satisfy this condition).
5.9    Additional Information. Furnish to the Administrative Agent, promptly upon the request of the Administrative Agent, such additional financial or other information concerning the assets, liabilities, operations and transactions of the Borrower or any of its Subsidiaries as the Administrative Agent or the Majority Lenders may from time to time reasonably request.
5.10    Payment of Assessments and Charges. Pay, and cause each of its Subsidiaries to pay, all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a Lien against any of its Property, except where (i) such payment obligation is being contested in good faith and as to which adequate reserves in accordance with GAAP have been established, (ii) failure to pay would not have a Material Adverse Effect, (iii) such payment is in violation of the Budget covenant set forth in Section 6.22, including the Permitted Variances or (iv) such payment is excused by, or is otherwise prohibited by the provisions of the Bankruptcy Code or order of the Bankruptcy Court.
5.11    Compliance with Laws. Subject to the Budget covenant in Section 6.22, including Permitted Variances, and any necessary Bankruptcy Court approval, comply, and cause each of its Subsidiaries to comply, in all material respects with all Requirements of Law, including (a) the Natural Gas Policy Act of 1978, as amended, (b) Environmental Laws, and (c) all permits, licenses, registrations, approvals and authorizations (i) related to any natural or environmental resource or media located on, above, within, in the vicinity of, related to or affected by any of its Property, (ii) required for the performance or conduct of its operations, or (iii) applicable to the use, generation, handling, storage, treatment, transport or disposal of Hazardous Substances; and cause all of its employees, agents, contractors, subcontractors and future lessees (pursuant to appropriate lease provisions), while such Persons are acting within the scope of their relationship with the Borrower or such Subsidiary, as the case may be, to comply in all material respects with all applicable Requirements of Law as may be necessary or appropriate to enable the Borrower or such Subsidiary, as the case may be, to so comply.
5.12    ERISA Information and Compliance. Furnish to each Lender upon request, copies of each annual and other report with respect to each Plan or any trust created thereunder filed with the United States Secretary of Labor or the PBGC; fund, and cause each of its Subsidiaries to fund, subject to the Budget covenant in Section 6.22, including Permitted Variances, or as otherwise excused by the Bankruptcy Code or as a result of the Bankruptcy Cases, all current service pension liabilities as they are incurred under the provisions of all Plans and Multi-employer Plans; and comply, and cause each of its Subsidiaries to comply in all material respects, with all applicable provisions of ERISA.
5.13    Budget Update. No later than the third Business Day after the end of (x) every four calendar weeks in the case of clause (a) below (beginning with the four-week period ending on January 29, 2016) or (y) every calendar week in the case of clause (b) below, in each case, after the Closing Date (beginning with the week ending January 8, 2016), the Borrower will provide to the Administrative Agent and the Lenders:

(a)    a new thirteen (13)-week weekly budget, in form and substance substantially similar to the Initial Budget and containing information reasonably requested by the Majority Backstop Lenders (such budget, together with the Initial Budget, the “Budget”) (provided that the Majority Backstop Lenders, in their reasonable discretion, shall have the right to dispute any such updates by providing the Borrower notice thereof within five Business Days after the delivery by the Borrower of any such update; provided further that (i) to the extent the Majority Backstop Lenders do not provide such dispute notice within such five Business Day period, such update shall be deemed approved and consented to by the Backstop Lenders and shall be deemed to constitute the Budget upon the expiration of such five Business Day period and (ii) to the extent the Majority Backstop Lenders do provide such dispute notice within such five Business Day period, the then-existing Budget shall continue to constitute the applicable Budget until such time as an update is agreed to among the Borrower and the Majority Backstop Lenders); and
(b)    a variance report (the “Variance Report”), in form and substance reasonably satisfactory to the Majority Backstop Lenders, detailing the following:
(i)    the aggregate Receipts of the Borrower and its Subsidiaries during the four-week period ending on the Testing Date (the “Testing Period”) and the aggregate Operating Disbursements and other disbursements, in each case made by the Borrower and its Subsidiaries during such Testing Period; and
(ii)    any variance (whether plus or minus and expressed as a percentage) (a) between the aggregate Receipts of the Borrower and its Subsidiaries during such Testing Period against the aggregate Receipts set forth in the Budget for such Testing Period and (b) between the aggregate Operating Disbursements made during such Testing Period by the Borrower and its Subsidiaries against the aggregate Operating Disbursements set forth in the Budget for such Testing Period.
(c)    For purposes herein, “Testing Date” shall mean the last Business Day of every week occurring after the Closing Date, which initial Testing Date shall be on January 29, 2016.
5.14    Further Assurances. Promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments necessary or as reasonably requested by the Administrative Agent or the Majority Backstop Lenders to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Loan Party or any of its Subsidiaries, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate in connection therewith.
5.15    Production Report and Lease Operating Statements. Within 45 days after the end of each calendar month, commencing with the calendar month ending January 31, 2016, a report certified by the Financial Officer setting forth, for each calendar month during the then current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.
5.16    [Reserved].
5.17    Maintenance of Existence and Good Standing. Maintain, and cause each of its Subsidiaries to maintain, its corporate, limited liability company or partnership existence, as the case may be; and maintain, and cause each of its Subsidiaries to maintain, its qualification and good standing in all jurisdictions wherein the Property now owned or hereafter acquired or the business now or hereafter conducted necessitates same except where the failure to so maintain such qualification and good standing would not have a Material Adverse Effect.
5.18    Maintenance of Tangible Property. Subject to any necessary order or authorization of the Bankruptcy Court, maintain, and cause each of its Subsidiaries to maintain, all of its material tangible Property in good repair and condition and make all necessary replacements thereof and operate such Property in a good and workmanlike manner to the extent permitted by the Budget covenant set forth in Section 6.22, including Permitted Variances.
5.19    Maintenance of Insurance. Maintain, or cause to be maintained, with financially sound and reputable insurance companies, insurance with respect to the properties and business of the Borrower and each of its Subsidiaries against such liabilities, casualties, risks and contingencies and in at least such amounts as is customary in the industry (including reasonable and customary self-insurance to the extent reasonable and prudent operators of oil and gas properties similar to the Borrower self-insure for such risks) and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance; and furnish to the Administrative Agent, at the request of any Lender, certificates evidencing such insurance.
5.20    Inspection of Tangible Property. Permit any authorized representative of any Lender or the Administrative Agent, at the sole risk of such party and such authorized representatives, to visit and inspect any tangible Property of the Borrower or any of its Subsidiaries.
5.21    Payment of Notes and Performance of Obligations. Pay and perform all Obligations in accordance with the terms of the Loan Documents.
5.22    Operation of Oil and Gas Properties. Subject to the Budget covenant in Section 6.22, including Permitted Variances and any necessary Bankruptcy Court approval, develop, maintain and operate, and cause each of its Subsidiaries to develop, maintain and operate, its Oil and Gas Properties in a prudent and workmanlike manner in accordance with industry standards.
5.23    Performance of Designated Contracts. Subject to the Budget covenant in Section 6.22, including Permitted Variances and any necessary Bankruptcy Court approval and except to the extent excused by the applicable provisions of the Bankruptcy Code or order of the Bankruptcy Court, perform and observe, and cause each of its Subsidiaries to perform and observe, in all material respects all of its obligations under all material agreements and contracts of such Person.

5.24    [Reserved].
5.25    [Reserved].
5.26    New Material Subsidiaries.
(a)    With respect to any Material Subsidiary (other than an Excluded Foreign Subsidiary) which becomes a Material Subsidiary after the Closing Date, promptly, but in any event within 30 days, (i) execute and deliver to the Administrative Agent such amendments to the Pledge Agreement as are necessary or that the Majority Lenders or the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such Material Subsidiary that is owned by the Borrower or any Subsidiary, and (ii) deliver to the Administrative Agent any certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or Subsidiary, and take such other action as may be necessary or, in the opinion of the Majority Lenders or the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein.
(b)    With respect to any Excluded Foreign Subsidiary directly owned by the Borrower or a Subsidiary (other than an Excluded Foreign Subsidiary) that becomes a Material Subsidiary after the Closing Date, promptly, but in any event within 30 days, (i) execute and deliver to the Administrative Agent such amendments to the Pledge Agreement as necessary or advisable or that the Administrative Agent or the Majority Lenders may reasonably request in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such Material Subsidiary that is owned by the Borrower or such Subsidiary (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such Material Subsidiary be required to be so pledged), and (ii) deliver to the Administrative Agent any certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or Subsidiary, and take such other action as may be necessary or, in the opinion of the Majority Lenders or the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein.
5.27    Post-Closing Requirements. The Borrower will (a) deliver or cause to be delivered to the Administrative Agent each of the agreements, documents, instruments or certificates described on Schedule 5.27, all in form and substance reasonably satisfactory to the Majority Backstop Lenders; (b) perform each of the actions described on Schedule 5.27 in a manner reasonably satisfactory to the Majority Backstop Lenders; and (c) cause all such matters described in clauses (a) and (b) to be completed within the time periods set forth opposite each such item or action on such Schedule 5.27 (in each case, unless otherwise agreed to by the Administrative Agent (acting at the direction of the Majority Backstop Lenders)).
5.28    Bankruptcy Filings. Not less than two (2) business days prior to the filing thereof, the Borrower shall deliver to the Administrative Agent and the Lenders and their counsel copies of all material pleadings, motions and other documents to be filed with the Bankruptcy Court on behalf of the Debtors in the Bankruptcy Cases.

5.29    Milestones. The Borrower and its Subsidiaries shall comply with and achieve each of the Milestones (as the same may be extended from time to time with the consent of the Majority Backstop Lenders).
5.30    Cash Management. The Borrower and its Subsidiaries shall use a cash management system as approved by the Bankruptcy Court in form and substance reasonably satisfactory to the Majority Lenders.
5.31    Contracts and Leases. Neither the Borrower nor any of its Subsidiaries shall, except as otherwise permitted pursuant to the DIP Order, any Approved Plan or a motion filed by or after consultation of the Majority Backstop Lenders or a motion to assume the RSA, assume, assume and assign or reject any executory contract or unexpired lease not assumed, assumed and assigned or rejected on or before the date hereof.
ARTICLE 6
NEGATIVE COVENANTS
So long as any Obligation remains outstanding or any Facility Amount exists, the Borrower will not:
6.1    Indebtedness; Contingent Obligations. Create, incur, assume or permit to exist any Indebtedness or Contingent Obligations, or permit any of its Subsidiaries to do so; provided, however, the foregoing restrictions shall not apply to:
(a)    the Obligations;
(b)    unsecured accounts payable incurred in the ordinary course of business and in compliance with the Budget covenant set forth in Section 6.22, including the Permitted Variances, in all respects, which are being processed for payment in the ordinary course of business or contested in good faith and as to which such reserve as is required by GAAP has been made;
(c)    performance guarantees and performance surety or other bonds provided in the ordinary course of business as long as payments in respect thereof are in accordance with the Budget covenant set forth in Section 6.22, including the Permitted Variances, in all respects;
(d)    operating leases (including any lease that was treated as an operating lease under GAAP at the time it was entered into that later becomes a capital lease as a result of a change in GAAP during the life of such lease, including any renewals) entered into in the ordinary course of business or endorsements of instruments for collection in the ordinary course of business, in each case as long as payments in respect thereof are in accordance with the Budget covenant set forth in Section 6.22, including the Permitted Variances, in all respects;

(e)    purchase-money Indebtedness only incurred in connection with the acquisition of equipment in an aggregate principal amount not to exceed the amount permitted under the Budget covenant set forth in Section 6.22, including the Permitted Variances;
(f)    [Reserved];
(g)    the Existing Senior Notes and the “Obligations” under the Existing First Lien Credit Loan Documents (including, without limitation, any Existing Letters of Credit);
(h)    obligations with respect to Hedging Agreements permitted under Section 6.21; and
(i)    other unsecured Indebtedness not exceeding $500,000 in the aggregate at any time outstanding for the Borrower and its Subsidiaries.
6.2    [Reserved].
6.3    Mortgages or Pledges of Assets. Create, incur, assume or permit to exist, any Lien on any of its Properties, or permit any of its Subsidiaries to do so; provided, however, the foregoing restriction in this Section shall not apply to Permitted Liens.
6.4    Sales of Properties; Leasebacks. Sell, transfer or otherwise dispose of, in one or any series of transactions, any of its Property, or enter into any arrangement to do so, or enter into any arrangement to sell or transfer any Property and thereafter rent or lease as lessee such Property or other Property intended for the same use or purpose of the Property sold or transferred, or permit any of its Subsidiaries to do any of the foregoing in this Section; provided, however, the foregoing restrictions shall not apply to:
(a)    the sale of hydrocarbons or inventory in the ordinary course of business at prices at least substantially equivalent to the open market prices at the time of sale for comparable hydrocarbons or inventory other than the sale of a production payment and provided that no contract for the sale of hydrocarbons shall obligate the Borrower or any of its Subsidiaries to deliver hydrocarbons at some future date without receiving full payment therefor within 90 days of delivery;
(b)    the sale or other disposition of Property destroyed, lost, worn out, damaged or having only salvage value or no longer used or useful in the business of the Borrower;
(c)    farmouts, sales or other dispositions of undeveloped acreage or Oil and Gas Properties with no associated proved reserves and assignments in connection with such transactions in the ordinary course of business, subject to the consent of the Majority Backstop Lenders (such consent not to be unreasonably withheld or delayed);
(d)    the sale or other disposition of notes receivable or accounts receivable permitted by Section 6.11;

(e)    dispositions of claims against customers, working interest owners, other industry partners or any other Person in connection with workouts or bankruptcy, insolvency or other similar proceedings with respect thereto;
(f)    any disposition conducted in the ordinary course of business, or any disposition approved by the Bankruptcy Court pursuant to an order in form and substance reasonably satisfactory to the Majority Backstop Lenders;
(g)    Permitted Asset Sales; and
(h)    if no Default or Event of Default has occurred and is continuing, the sale or other disposition of other assets provided that the aggregate fair market value of all such property disposed of under this clause (h) does not exceed $500,000 in the aggregate.
6.5    Dividends and Distributions. Declare, pay or make, or permit any of its Subsidiaries to declare, pay or make, whether in cash or other Property, any dividend or distribution on any share of any class of its Capital Stock; or purchase, redeem or otherwise acquire, directly or indirectly, for value or set apart in any way for redemption, retirement or other acquisition, directly or indirectly, any of its stock now or hereafter outstanding; return any capital to its stockholders; or make any distribution (whether by reduction of capital or otherwise) of its assets to its stockholders (collectively, “Restricted Payments”), other than Restricted Payments by any Subsidiary of the Borrower that is a Guarantor to the Borrower or a Guarantor and by any other Subsidiary of the Borrower to any wholly owned Subsidiary of the Borrower.
6.6    Changes in Corporate Structure. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or dispose of all or substantially all of its property or business, or permit any Subsidiary to do any of the forgoing, except that, if no Default or Event of Default exists or will occur as a result thereof:
(a)    any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation);
(b)    any Subsidiary of the Borrower may dispose of any or all of its assets (i) to the Borrower (upon voluntary liquidation or otherwise) or (ii) pursuant to a disposition permitted by Section 6.4;
(c)    any Investment expressly permitted by Section 6.8 may be structured as a merger, consolidation or amalgamation; and
(d)    any direct or indirect Foreign Subsidiary may be dissolved, liquidated or otherwise wound-down.
6.7    [Reserved].
6.8    Investments. Make any Investment in, or permit any of its Subsidiaries to do so; provided, however, the foregoing shall not apply to:

(a)    investments in United States government-issued securities with maturities of no more than one year or certificates of deposit or repurchase agreements issued by (i) any Lender or (ii) any bank or trust company organized under the laws of the United States or any state thereof and having capital surplus and undivided profits aggregating at least $250,000,000 and with maturities of no more than one year;
(b)    commercial paper rated at least P-1 by Moody’s or A-1 by S&P and with maturities of no more than nine months from the date of acquisition thereof;
(c)    short-term investments in the Eurodollar market through (i) any Lender, (ii) any bank or trust company organized under the laws of the United States or any state thereof and having capital surplus and undivided profits aggregating at least $250,000,000, or (iii) any other Person acceptable to the Majority Lenders;
(d)    short-term interest bearing deposits with any Lender or any bank or trust company organized under the laws of the United States or any state thereof and having capital surplus and undivided profits aggregating at least $250,000,000;
(e)    the purchase of Oil and Gas Properties or investments with respect to and relating to the production of oil, gas and other liquid or gaseous hydrocarbons from Oil and Gas Properties in accordance with the Budget covenant set forth in Section 6.22, including the Permitted Variances;
(f)    advances or extensions of credit in the form of accounts receivable incurred in the ordinary course of business and upon terms common in the industry for such accounts receivable;
(g)    Investments by (i) a Debtor to or in another Debtor or (ii) a Subsidiary that is not a Debtor to or in a Debtor or a Subsidiary that is not a Debtor; and
(h)    advances to employees of Borrower or Subsidiaries in the ordinary course of business not exceeding $100,000 in the aggregate at any one time outstanding.
6.9    Lines of Business; Subsidiaries. Expand, on its own or through a Subsidiary, into any line of business other than (a) those in which the Borrower or such Subsidiary is engaged as of the date hereof and (b) other lines of business related to the production of oil, gas and other hydrocarbons; or permit any material change to be made in the character of its business as conducted as of the date hereof.
6.10    ERISA Compliance. Permit any Plan maintained by it or any Subsidiary to (a) engage in any “prohibited transaction” as such term is defined in Section 4975 of the Internal Revenue Code of 1954, as amended, (b) incur any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA, or (c) terminate in a manner which could result in the imposition of a Lien on any Property of the Borrower pursuant to Section 4068 of ERISA; assume an obligation to contribute to any Multi-employer Plan; or acquire any Person or the assets of any Person which has now or has had at any time an obligation to contribute to any Multi-employer Plan.

6.11    Sale or Discount of Receivables. Except to minimize losses on bona fide debts previously contracted, discount or sell with recourse, or sell for less than the greater of the face or market value thereof, any of its notes receivable or accounts receivable, or permit any of its Subsidiaries to do so.
6.12    Transactions With Affiliates. Enter into, or permit any of its Subsidiaries to enter into any transaction (including the sale, lease or exchange of Property or the rendering of service), directly or indirectly, with any of its Affiliates other than transactions or arrangements in place as of December 31, 2015 (including contractual obligations in place at such time) or approved by the Bankruptcy Court pursuant to an order in form and substance reasonably satisfactory to the Majority Backstop Lenders.
6.13    [Reserved].
6.14    [Reserved].
6.15    [Reserved].
6.16    [Reserved].
6.17    Negative Pledges. Enter into or permit to exist any agreement which prohibits or restricts the granting, incurring, assuming, or permitting to exist any Lien on any of its Properties or provides that any such occurrence shall constitute a default or breach of such agreement other than (a) any restrictions existing under the Loan Documents or Prepetition First Lien Loan Documents or (b) any agreements governing any purchase money Liens otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).
6.18    [Reserved].
6.19    [Reserved].
6.20    Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make dividends or distributions in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary or (c) transfer any of its assets to the Borrower or any other Subsidiary, or permit any Subsidiary to do any of the forgoing, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents or Prepetition First Lien Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, to the extent otherwise permitted by Section 6.4.
6.21    Hedging Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into or maintain any Hedging Agreement, except Hedging Agreements entered into in the ordinary course of business with any Approved Counterparty and not for speculative purposes to:
(a)    hedge or mitigate crude oil, natural gas, and natural gas liquids price risks to which the Borrower or any Subsidiary has actual exposure; provided that such Hedging Agreement (i) does not have a term greater than sixty (60) months from the date such Hedging Agreement is entered into, and (ii) at any time, when aggregated with all other Hedging Agreements in effect on any date of determination, would not cause the aggregate notional volume per month for each of crude oil, natural gas, and natural gas liquids, calculated separately, under all Hedging Agreements then in effect to exceed (x) eighty percent (80%) of the “forecasted production from total proved reserves” (as defined below) of the Borrower and its Subsidiaries for any month during the first two (2) years of the forthcoming five year period or (y) eighty percent (80%) of the “forecasted production from proved developed producing reserves” (as defined below) of the Borrower and its Subsidiaries for any month during the last three (3) years of the forthcoming five year period, and
(b)    effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower and its Subsidiaries; provided that, no such Hedging Agreement shall require the Borrower or any Subsidiary to put up money, assets, or other security (other than Liens contemplated by clause (j) of the definition of Permitted Liens) against the event of its nonperformance prior to actual default by the Borrower or such Subsidiary in performing its obligations thereunder.
As used in this Section, (x) “forecasted production from total proved reserves” means the forecasted production of crude oil, natural gas and natural gas liquids as reflected in the most recent Reserve Report delivered to the Administrative Agent pursuant to Section 5.5, after giving effect to any pro forma adjustments for the consummation of any acquisitions or dispositions since the effective date of such Reserve Report and (y) “forecasted production from proved developed producing reserves” means the forecasted production of crude oil, natural gas, and natural gas liquids from proved developed producing reserves as reflected in the most recent Reserve Report delivered to the Administrative Agent pursuant to Section 5.5, after giving effect to any pro forma adjustments for the consummation of any acquisitions or dispositions since the effective date of such Reserve Report.
Notwithstanding the forgoing, if the Borrower or any Subsidiary is not in compliance with clause (a)(ii) above, such compliance shall not cause a Default hereunder unless Borrower fails to, within 30 days after the earlier of notice thereof by the Administrative Agent (which may be at the direction of the Majority Backstop Lenders) to the Borrower or knowledge thereof by the Borrower, either (1) deliver a Reserve Report evidencing “forecasted production from total proved reserves” and “forecasted production from proved developed producing reserves” that result in compliance with clause (a)(ii) or (2) provide evidence that the Borrower or Subsidiary has unwound, terminated or otherwise created offsetting positions for its Hedging Agreements (herein collectively referred to as a “Hedging Modification”) that result in compliance with clause (a)(ii) (and, for the avoidance of doubt, such Hedging Modifications must otherwise be in compliance with the terms of this Agreement).

6.22    Budget Variance and Capital Expenditures. As of any Testing Date, for the Testing Period ending on such Testing Date, the Borrower shall not allow (i) the aggregate Receipts of the Borrower and its Subsidiaries during such Testing Period to be less than 80% of the aggregate Receipts line item for the Borrower and its Subsidiaries set forth in the Budget for such Testing Period or (ii) the aggregate Operating Disbursements made by the Borrower and its Subsidiaries during such Testing Period to be greater than 120% of the aggregate Operating Disbursements line item for the Borrower and its Subsidiaries set forth in the Budget for such Testing Period (the variances described in the foregoing clauses (i) and (ii), the “Permitted Variances”). The Borrower shall not allow the aggregate capital expenditures (excluding capitalized interest and internal costs and net of amounts to be billed to working interest partners) incurred by the Borrower and its Subsidiaries between January 1, 2016 and June 30, 2016 to exceed $45,000,000.
6.23    Chief Restructuring Officer. Subject to necessary approval by the Bankruptcy Court, the Borrower shall not fail to employ an Acceptable Chief Restructuring Officer at any time; provided that the Borrower shall have ten (10) Business Days to engage a replacement Acceptable Chief Restructuring Officer following the resignation of any Acceptable Chief Restructuring Officer. Such Acceptable Chief Restructuring Officer employed by the Borrower shall (i) assist the Borrower and its Subsidiaries with preparation of the Budget (and updates thereto) and (ii) assist the Borrower and its Subsidiaries with preparation of the other financial and collateral reporting required to be delivered to the Administrative Agent pursuant to this Agreement. The Chief Restructuring Officer shall maintain regular contact with the Majority Backstop Lenders and the Administrative Agent (in any event not less than once per week) and provide the Majority Backstop Lenders and the Administrative Agent with updates on the foregoing responsibilities, including but not limited to (i) 13-week budget forecasts and variance analyses, weekly, (ii) accounts payable aging schedules (including a schedule by vendor for those with balances owed in excess of $100,000, whether or not deemed “critical”) and an update on any liens asserted (including the assets asserted against, to the extent this can be reasonably determined), monthly, (iii) advanced notice of disbursements with respect to royalty interests, working interests, joint interest billing and lienholders that the Borrower seeks to pay in excess of $100,000, (iv) detailed capital expenditures and related activities reports, monthly, (v) monthly reporting regarding production, pricing, revenue, production costs, and general and administrative expenses and (vi) advance notice of authorizations for expenditures, together with the Borrower’s analysis of the economic merits of the corresponding project and the Chief Restructuring Officer’s recommendation whether to consent or not (to the extent such project pertains to a non-operator position).
ARTICLE 7
EVENTS OF DEFAULT
7.1    Enumeration of Events of Default. Any of the following events shall be considered an Event of Default as that term is used herein:
(a)    Default shall be made (i) in the payment when due of any installment of principal hereunder or under any other Loan Document or (ii) in the payment when due of any interest, fees or other sums payable hereunder or under any other Loan Document and such default under this clause (ii) shall continue for in excess of five Business Days;
(b)    Other than as set forth in Section 7.1(a), default shall be made by the Borrower or any Subsidiary in the due observance or performance of (i) any covenant or agreement set forth in Article 6 or in Sections 5.1, 5.2, 5.3, 5.4, 5.7(a), 5.7(c), 5.7(i), 5.11, 5.12, 5.13, 5.17, 5.18, 5.19, 5.20, 5.26, 5.27, 5.29, 5.30, 5.31, and (ii) any other covenant or agreement set forth in this Agreement and such default under this clause (ii) shall continue for in excess of 15 days after the earlier of notice thereof by the Administrative Agent to the Borrower or knowledge thereof by the Borrower;
(c)    Any representation or warranty made by the Borrower or any of its Subsidiaries in this Agreement or any other Loan Document proves to have been untrue in any material respect when made or deemed to have been made, or any representation, warranty, statement (including Financial Statements), certificate or data furnished or made by the Borrower or any of its Subsidiaries to any Lender or the Administrative Agent in connection herewith proves to have been untrue in any material respect as of the date the facts therein set forth were stated or certified;
(d)    Other than (i) as a result of the filing of the Bankruptcy Cases, (ii) any obligation with respect to which the Bankruptcy Code prohibits the Borrower or any Subsidiary from complying with such obligation or permits the Borrower or any Subsidiary not to comply with such obligation, (iii) any default under the Existing First Lien Loan Documents, or (iv) any default under the Existing Senior Notes, any event or condition occurs that causes, or permits (with or without the giving of notice, the lapse of time or both) the holder or holders or any trustee or agent on their behalf of any Prepetition Indebtedness in excess of $2,000,000 that is not stayed by the automatic stay in the Bankruptcy Cases to cause, the acceleration of the maturity of any such Indebtedness or to require the redemption thereof or any offer to redeem to make in respect thereof, prior to its scheduled maturity;
(e)    [Reserved];
(f)    [Reserved];
(g)    The Borrower or any of its Subsidiaries shall have (i) concealed, removed, or permitted to be concealed or removed, any part of its Property, with intent to hinder, delay, or defraud its creditors or any of them, or (ii) made or suffered a transfer of any of its Property which may be fraudulent under any bankruptcy, fraudulent conveyance, or similar law and not otherwise permitted under the provisions of this Agreement;
(h)    The levy against any significant portion of the Property of the Borrower or any of its Subsidiaries or any execution, garnishment, attachment, sequestration, or other writ or similar proceeding which is not permanently dismissed or discharged for a period of 60 consecutive days, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment, and, in each such case, such action shall not be effectively stayed (including as a result of the automatic stay under the Bankruptcy Cases);

(i)    A final and non-appealable order, judgment, or decree shall be entered against the Borrower or any of its Subsidiaries for money damages and/or Indebtedness due in an amount in excess of $2,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) and such order, judgment, or decree shall not be dismissed or stayed for a period of 60 consecutive days, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment, and, in each such case, such action shall not be effectively stayed (including as a result of the automatic stay under the Bankruptcy Cases);
(j)    [Reserved];
(k)    [Reserved];
(l)    Any of the Loan Documents shall cease, for any reason, to be in full force and effect, or the Borrower, any Subsidiary or any Affiliate of the Borrower or Subsidiary shall so assert, or any Lien created by any of the Loan Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby;
(m)    Other than pursuant to an Approved Plan (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 20% of the outstanding common stock of the Borrower; or (ii) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors;
(n)    Subject to the Budget covenant set forth in Section 6.22, and other than as a result of the Bankruptcy Cases (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Subsidiary or any Commonly Controlled Entity, (iii) a “reportable event”, as such term is defined in Section 4043 of ERISA shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which reportable event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Majority Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Subsidiary or any Commonly Controlled Entity shall, or in the reasonable opinion of the Majority Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multi-employer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Majority Lenders, reasonably be expected to have a Material Adverse Effect;

(o)    (i) any Liens or DIP Superpriority Claims granted with respect to the DIP Facility shall cease to be valid, perfected and enforceable in all respects with the priority in the applicable DIP Order, or (ii) the disallowance, expungement, extinguishment or impairment of any portion of the DIP Superpriority Claim;
(p)    any order shall have been entered by the Bankruptcy Court granting any relief from or modifying any stay of proceedings, including, without limitation, the automatic stay, to allow any third party creditor to execute upon or enforce a Lien in any of the Borrower’s or any of its Subsidiaries’ asset or assets securing a claim with a value in excess of $2,000,000 (unless the Majority Lenders shall have granted prior written consent to such relief or such relief consists solely of insurance proceeds payable to such creditor);
(q)    the Interim Order or the Final Order shall have been stayed, amended or modified, reversed, or vacated without the express prior written consent of the Majority Backstop Lenders (and such consent has not been unreasonably withheld or delayed);
(r)    any payment of or grant of Adequate Protection with respect to any Prepetition Indebtedness (other than as described herein, in the other Loan Documents or the applicable DIP Order) without the consent of the Majority Backstop Lenders and approval of the Bankruptcy Court;
(s)    an order shall have been entered by the Bankruptcy Court (i) dismissing the Bankruptcy Cases or (ii) converting the Bankruptcy Cases to a Chapter 7;
(t)    an order with respect to the Bankruptcy Cases shall be entered by the Bankruptcy Court appointing, or the Borrower or any of its Subsidiaries shall file an application for an order with respect to the Bankruptcy Cases seeking the appointment of (i) a trustee under Section 1104 of the Bankruptcy Code, or (ii) an examiner with enlarged powers relating to the operation of the Business of the Loan Parties (beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code;
(u)    the entry of an order in the Bankruptcy Cases granting any other superpriority administrative claim or Lien pari passu with or superior to that granted to the Administrative Agent, on behalf of itself and Lenders (other than the Carve Out or to the Existing First Lien Agent or as otherwise contemplated by the applicable DIP Order), or any Loan Party or any of their respective Subsidiaries shall file any pleading requesting such relief, except (i) with the prior written consent of the Majority Backstop Lenders, or (ii) to the extent such superpriority administrative claim or Lien is granted in respect of financing that shall provide for the payment in full of the Obligations;
(v)    the Borrower or any Subsidiary shall have defaulted or otherwise breached any of its obligations under the RSA;
(w)    except as otherwise consented to by the Majority Backstop Lenders, the entry of an order in the Bankruptcy Cases confirming (or the filing of any motion or pleading requesting confirmation of) a plan of reorganization that is not an Approved Plan;

(x)    any Debtor shall fail to comply in any material respect with the Interim Order or Final Order;
(y)    except as otherwise consented to by the Majority Backstop Lenders, the Borrower or any Subsidiary shall have sold or otherwise disposed or all or a material portion of the Collateral pursuant to Section 364 of the Bankruptcy Code other than as permitted pursuant to the DIP Orders or an Approved Plan (or pursuant to a transaction that is permitted under this Agreement); or
(z)    any Debtor shall fail to comply with any of the Milestones.
7.2    Rights Upon Default.
(a)    [Reserved].
(b)    Upon the occurrence of any Event of Default, (1) the Administrative Agent, upon the written request of the Majority Backstop Lenders, shall (subject to the terms of this Agreement), (i) deliver a notice to the Borrower of the Event of Default, (ii) terminate the Facility Amounts, and thereupon the Facility Amounts shall terminate immediately unless and until the Majority Backstop Lenders and the Administrative Agent shall reinstate the same in writing, (iii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the Loan Documents), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor and (iv) terminate the DIP Facility and (2) upon five (5) Business Day’s written notice to the Borrower and the Administrative Agent from the Majority Backstop Lenders, in their sole and absolute discretion, the automatic stay of Section 362 of the Bankruptcy Code shall be terminated without order of the Bankruptcy Court, without the need for filing any motion for relief from the automatic stay or any other pleading, for the purpose of permitting the Lenders to do any of the following: (i) direct the Administrative Agent to foreclose on the Collateral; (ii) enforce all of their rights under the Guaranty; (iii) charge the default rate of interest on the Loans; and (iv) declare the principal of and accrued interest, fees and expenses constituting the obligations under the DIP Facility to be due and payable.
(c)    In addition to the foregoing, upon the occurrence of any Event of Default, the Administrative Agent, with the consent of the Majority Backstop Lenders, in accordance with the provisions of this Agreement may exercise any or all of its rights and remedies provided by law or pursuant to the Loan Documents.
(d)    Notwithstanding the foregoing, any exercise of remedies under this Agreement or any other Loan Document is subject to the requirement that the Administrative Agent give five Business Days’ prior written notice to the Debtors, counsel for the Debtors, the Office of the U.S. Trustee, and counsel for any official committee of unsecured creditors appointed in the Cases in accordance with the terms of the DIP Order, during which period the Borrower may seek an emergency hearing before the Bankruptcy Court for the purpose of determining whether an Event of Default has occurred. During the five Business Day notice period, the Borrower may use proceeds of the Loans or cash collateral of the Lenders to (i) fund operations in accordance with Section 6.22, including the Permitted Variances, and (ii) fund the Carve Out.
7.3    Application of Proceeds. From and during the continuance of any Event of Default, any monies or property actually received by the Administrative Agent pursuant to this Agreement or any other Loan Document, the exercise of any rights or remedies under any Security Instrument or any other agreement with the Borrower or any Subsidiary which secures any of the Obligations, shall be applied in the following order:
(a)    First, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal and interest), including attorney fees, payable to the Administrative Agent;
(b)    Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, including attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause payable to them);
(c)    Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans (ratably among the Lenders in proportion to the respective amounts described in this clause payable to them);
(d)    Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans (ratably among the Lenders in proportion to the respective amounts described in this clause held by them); and
(e)    Fifth, any excess after payment in full of all Obligations shall be paid to the Borrower or any Subsidiary as appropriate or to such other Person who may be lawfully entitled to receive such excess.
ARTICLE 8
THE ADMINISTRATIVE AGENT
8.1    Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents. Each Lender irrevocably authorizes the Administrative Agent, as the agent for such Lender, to take such action on behalf of such Lender under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities except those expressly set forth herein or in any other Loan Document or any fiduciary relationship with any Lender; and no express or implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Administrative Agent shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.
8.2    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it in the absence of gross negligence or willful misconduct in the selection of such agents or attorneys-in-fact.
8.3    Exculpatory Provisions. The Administrative Agent shall have no duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is instructed in writing to exercise by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in this Agreement), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall have no duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the Administrative Agent. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates (collectively, the “Agent’s Representatives”) shall be (w) required to initiate or conduct any litigation or collection proceedings hereunder, except with the concurrence of the Majority Lenders and contribution by each Lender of its Percentage Share of costs reasonably expected by the Administrative Agent to be incurred in connection therewith (accompanied by indemnity satisfactory to the Administrative Agent in its sole discretion and subject to Section 8.4), (x) liable for any action lawfully taken or omitted to be taken by it or the Agent’s Representatives under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s own gross negligence or willful misconduct), (y) responsible in any manner to any Person for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder, or (z) the existence, value, perfection or priority of any Collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the covenants or agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

8.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex, teletype or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the holder of any Loan as the owner thereof for all purposes unless and until a written notice of assignment, negotiation or transfer thereof shall have been received by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders, or the Required Lenders or all Lenders to the extent required by Section 9.2, as it deems appropriate and it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Majority Lenders (including, in the Administrative Agent’s discretion, instruction by email from counsel to the Majority Lenders), or the Required Lenders or all Lenders to the extent required by Section 9.2. Such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Loans. In no event shall the Administrative Agent be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to any Loan Document or applicable Requirement of Law.
8.5    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Backstop Lenders; provided that unless and until the Administrative Agent shall have received such directions, subject to the provisions of Section 7.2, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
8.6    Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any other Lender nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates has made any representation or warranty to such Lender and that no act by the Administrative Agent or any other Lender hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Lender to any other Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, condition (financial and otherwise) and creditworthiness of the

Borrower and the value of the Properties of the Borrower and has made its own decision to enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, condition (financial and otherwise) and creditworthiness of the Borrower and the value of the Properties of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial and otherwise) or creditworthiness of the Borrower or the value of the Properties of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
8.7    [Reserved].
8.8    Restitution. Should the right of the Administrative Agent or any Lender to realize funds with respect to the Obligations be challenged and any application of such funds to the Obligations be reversed, whether by Governmental Authority or otherwise, or should the Borrower otherwise be entitled to a refund or return of funds distributed to the Lenders in connection with the Obligations, the Administrative Agent or such Lender, as the case may be, shall promptly notify the Lenders of such fact. Not later than Noon, Central Standard or Daylight Savings Time, as the case may be, of the Business Day following such notice, each Lender shall pay to the Administrative Agent an amount equal to the ratable share of such Lender of the funds required to be returned to the Borrower. The ratable share of each Lender shall be determined on the basis of the percentage of the payment all or a portion of which is required to be refunded originally distributed to such Lender, if such percentage can be determined, or, if such percentage cannot be determined, on the basis of the Percentage Share of such Lender. The Administrative Agent shall forward such funds to the Borrower or to the Lender required to return such funds. If any such amount due to the Administrative Agent is made available by any Lender after Noon, Central Standard or Daylight Savings Time, as the case may be, of the Business Day following such notice, such Lender shall pay to the Administrative Agent (or the Lender required to return funds to the Borrower, as the case may be) for its own account interest on such amount at a rate equal to the Federal Funds Rate for the period from and including the date on which restitution to the Borrower is made by the Administrative Agent (or the Lender required to return funds to the Borrower, as the case may be) to but not including the date on which such Lender failing to timely forward its share of funds required to be returned to the Borrower shall have made its ratable share of such funds available.
8.9    Administrative Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the agent hereunder. With respect to any Loan made by the Lender serving as the Administrative Agent, the Administrative Agent shall have the same rights and powers under this Agreement as a Lender and may exercise such rights and powers as though it were not the Administrative Agent. The terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.
8.10    Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon fifteen (15) days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent. The term “Administrative Agent” shall mean such successor agent effective upon its appointment. The rights, powers and duties of the former Administrative Agent as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After the removal or resignation of any Administrative Agent hereunder as Administrative Agent, the provisions of this Article and Section 9.16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
8.11    Applicable Parties. The provisions of this Article 8 are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have any rights as a third party beneficiary or otherwise under any of the provisions of this Article. In performing functions and duties hereunder and under the other Loan Documents, the Administrative Agent shall act solely as the agent of the Lenders and does not assume, nor shall it be deemed to have assumed, any obligation or relationship of trust or agency with or for the Borrower or any legal representative, successor or assign of the Borrower.
8.12    Collateral and Guaranty Matters.
(a)    The Secured Parties irrevocably authorize the Administrative Agent, at their option and in their discretion, without the necessity of any notice to or further consent from the Secured Parties:
(i)    to release any Lien on any property granted to or held by the Administrative Agent under any Security Instrument (i) upon termination of the Facility Amounts and payment in full of all Obligations, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 9.2, if approved, authorized or ratified in writing by the Majority Backstop Lenders;
(ii)    to take any actions with respect to any Collateral or Security Instruments which may be necessary to perfect and maintain first priority perfected security interests in and Liens upon the Collateral granted pursuant to the Security Instruments;

(iii)    at the direction of the Majority Lenders, to credit bid and purchase (either directly or through one or more acquisition vehicles) or to sell or otherwise dispose of (or to consent to any such sale or other disposition of) all or any portion of the Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code or pursuant to a plan of reorganization, or at any sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable law; and
(iv)    to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Loan Documents or applicable Requirements of Law.
(b)    Upon the request of the Administrative Agent at any time, the requisite Secured Parties will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section.
(c)    The Borrower hereby irrevocably appoints the Administrative Agent as the Borrower’s attorney-in-fact, with full authority to, after the occurrence and during the continuance of an Event of Default, act for the Borrower and in the name of the Borrower to, in the Administrative Agent’s discretion upon the occurrence and during the continuance of an Event of Default, file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of the Borrower where permitted by law, to receive, endorse, and collect any drafts or other instruments, documents, and chattel paper which are part of the Collateral, and to ask, demand, collect, sue for, recover, compromise, receive, and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral and to file any claims or take any action or institute any proceedings which the Administrative Agent may reasonably deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral. The power of attorney granted hereby is coupled with an interest and is irrevocable.
(d)    Each Lender hereby irrevocably authorizes and ratifies the Administrative Agent’s entry into this Agreement and the Security Instruments for the benefit of the Secured Parties. Each Lender hereby irrevocably agrees that any action taken by the Administrative Agent with respect to the Collateral in accordance with the provisions of this Agreement or the Security Instruments, and the exercise by the Administrative Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized by and binding upon all Lenders.
(e)    If the Borrower or any Subsidiary fails to perform any covenant contained in this Agreement or the other Security Instruments, the Administrative Agent may itself perform, or cause performance of, such covenant, and the Borrower shall pay for the expenses of the Administrative Agent incurred in connection therewith in accordance with Section 9.16(a).

(f)    The powers conferred on the Administrative Agent under this Agreement and the other Security Instruments are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Beyond the safe custody thereof, the Administrative Agent and each Secured Party shall have no duty with respect to any Collateral in its possession or control (or in the possession or control of the Administrative Agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property. Neither the Administrative Agent nor any Secured Party shall be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee, broker or other agent or bailee selected by the Borrower or selected by the Administrative Agent in good faith.
(g)    Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower and each Secured Party hereby agree that no Secured Party other than the Administrative Agent shall have any right individually to realize upon any of the Collateral or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Instruments may be exercised solely by Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof.
ARTICLE 9
MISCELLANEOUS
9.1    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraphs (b) or (c) of this Section, as applicable, (ii) by way of participation in accordance with the provisions of paragraph (e) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (e) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Facility Amount and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Facility Amount and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Facility Amount (which for this purpose includes Loans outstanding thereunder) or, if the applicable Facility Amount is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000 (or any whole multiple of $500,000 in excess thereof), unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Facility Amount assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.
(iv)    Assignment and Assumption and RSA. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3500, and the assignee, if it is not a Lender, shall (A) deliver to the Administrative Agent an Administrative Questionnaire and any tax documentation required pursuant to Section 2.22(b) and (B)

become a party to the RSA pursuant to the terms thereof. Notwithstanding anything set forth herein to the contrary, the effectiveness of any assignment hereunder is conditioned upon the assignee concurrently becoming a party to the RSA in accordance with the terms and conditions thereof (and any purported assignment that does not satisfy such condition shall be null and void ab initio).
(v)    No Assignment to Borrower or Guarantors. No such assignment shall be made to the Borrower, any Guarantor, or any of the Borrower’s or Guarantors’ respective Affiliates or Subsidiaries.
(vi)    No Assignment to Natural Persons; Defaulting Lenders. No such assignment shall be made to a natural person or any Defaulting Lender.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.20, 2.22 and 9.16 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(c)    Assignments by Backstop Lenders. Subsequent to entry of the Interim Order and on or prior to the Final Order Funding Availability Date, each Backstop Lender shall assign, pro rata based on its Facility Amount on the Closing Date (in the case of any Loans funded by Cantor Fitzgerald Securities on the Closing Date, after giving effect to any subsequent assignments by Cantor Fitzgerald Securities), to one or more Noteholders (other than any Backstop Lender) that elect to participate in the DIP Facility (each an “Electing Noteholder”), pursuant to the procedures and documentations satisfactory to the Backstop Lenders and the Borrower, a portion of its Facility Amount and the Loans at the time owing to it by the Borrower at par such that each such Electing Noteholder may hold up to its pro rata share of the Maximum Facility Amount based on the share of the Existing Senior Notes held by such Electing Noteholder on December [●], 2015 (the “Solicitation Assignment”), subject to the execution by each such Electing Noteholder of a joinder to the RSA. The Solicitation Assignments may be documented by one or more master assignments and assumptions substantially in the form of the Assignment and Acceptance with modifications acceptable to the Administrative Agent, the Backstop Lenders and to the extent inconsistent with any of the terms hereof, the Borrower. The Solicitation Assignments may be consummated on the Final Order Funding Availability Date and the payment of the purchase prices by the Electing Noteholders to the applicable Backstop Lenders may be made through the Administrative Agent pursuant to a netting arrangement in connection with the funding of the initial Loans made in connection with the Final Order Funding Availability Date.
(d)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Facility Amounts of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(e)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, any Defaulting Lender, the Borrower, any Guarantor or any of the Borrower’s or Guarantors’ respective Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Facility Amount and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.2(a) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.20 and 2.22 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 2.17 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10 as though it were a Lender.
(f)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.20 and 2.22 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that is not incorporated under the laws of the United States of America or a state thereof shall not be entitled to the benefits of Section 2.22 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.22(b) as though it were a Lender.

(g)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(h)    Defaulting Lenders. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Percentage Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
9.2    Amendments and Waivers. Neither this Agreement nor any of the other Loan Documents nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section. The Administrative Agent and the Borrower may, with the written consent of the Majority Lenders, from time to time, enter into written amendments, supplements or modifications to the Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or thereunder or waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such amendment, supplement, modification or waiver shall (a) extend the time of payment of any Loan or any installment thereof, reduce the rate or extend the time of payment of interest thereon, extend the Final Maturity, reduce or extend the time of payment of any fee payable to the Lenders hereunder, reduce the principal amount of the Obligations, increase the Maximum Facility Amount, release any Collateral or any Guarantor in excess of that allowed by Section 6.4, change the definition of “Facility Amount”, “Commitment Amount”, “Percentage Share” or “Commitment Period”, change the percentage specified in the definition of “Majority Lenders” or “Required Lenders”, amend, modify or waive any provision of this Section or Sections 2.10, 3.1, 3.2, 3.3, 5.21 or 8.810 and 9.16, any other provision in a manner that would alter the pro rata sharing of payments required thereby, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, or consent to the assignment or transfer by the Borrower of any of its rights or obligations under this Agreement or the other Loan Documents, in any such case without the written consent of all Lenders, (b) impose any additional restrictions on any Lender’s ability to assign any of its rights and obligations under Section 9.1 without prior written consent of each Lender or (c) amend, modify or waive any provision of Sections 7.2(b) or 7.2(c) without the written consent of the Majority Backstop Lenders or (d) amend, modify or waive any provision of Article 8 or the rights or obligations of the Administrative Agent without the written consent of the Administrative Agent, or (e) amend, modify or waive any provision of Section 2.19 or (f) amend the definition of Commitment Amount, or otherwise increase the Commitment Amount in a manner that would increase the Dollar amount equal to the Percentage Share of any Lender of the Commitment Amount in effect immediately prior to such amendment without the written consent of each such Lender. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that the Facility Amount of any Defaulting Lender may not be increased or extended without the consent of such Lender. Any such amendment, supplement, modification or waiver shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent, and all future holders of the Loans. In the event of any waiver, the Borrower, the Lenders, and the Administrative Agent shall be restored to their respective former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right with respect thereto. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. The Administrative Agent shall not be required to execute any amendment or waiver hereunder (the decision to execute such amendment or waiver to be at the sole discretion of the Administrative Agent) if such amendment adversely affects the Administrative Agent’s rights, privileges or immunities hereunder or under the other Loan Documents.
9.3    Survival of Representations, Warranties and Covenants. All representations and warranties of the Borrower and all covenants and agreements herein made shall survive the execution and delivery of the Loan Documents and shall remain in force and effect so long as any Obligation remains outstanding or any Facility Amount exists.
9.4    Notices and Other Communications. Except as to oral notices expressly authorized herein, which oral notices shall be confirmed in writing, all notices, requests, and communications hereunder shall be in writing (including by telecopy). Unless otherwise expressly provided herein, any such notice, request, demand, or other communication shall be deemed to have been duly given or made when delivered by hand, or, in the case of delivery by mail, two Business Days after deposited in the mail, certified mail, return receipt requested, postage prepaid, or, in the case of telecopy notice, when receipt thereof is acknowledged orally or by written confirmation report, addressed as follows in the case of the Borrower, the Administrative Agent, and in the case of the Lenders, as set forth in the Administrative Questionnaire delivered to the Administrative Agent by such Lender, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:
17001 Northchase Drive, Suite 100
Houston, Texas 77060
Attention:    Alton D. Heckaman, Jr.
Telecopy:    (281) 874-2701
Administrative Agent:
Cantor Fitzgerald Securities, as Administrative Agent
110 East 59th Street
New York, NY 10022
Attention:    Nils Horning (Swift Energy Company DIP)
Telecopy:    646-219-1180
Email:    NHorning@cantor.com

with a copy to:
Cantor Fitzgerald Securities, as Administrative Agent
900 West Trade Street, Suite 725
Charlotte, North Carolina 28202
Attention:    Bobbie Young (Swift Energy Corporation)
Telecopy:    646-390-1764
E-mail:     BYoung@cantor.com

provided, that notice, request or communication to or upon the Administrative Agent pursuant to Section 2.1(a) shall not be effective until actually received.
Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2.1(a) unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
9.5    Parties in Interest. All covenants and agreements herein contained by or on behalf of the Borrower, the Lenders and the Administrative Agent shall be binding upon and inure to the benefit of the Borrower, the Lenders or the Administrative Agent, as the case may be, and their respective legal representatives, successors and assigns.
9.6    No Waiver; Rights Cumulative. No course of dealing on the part of any Lender or the Administrative Agent or the officers or employees of any Lender or the Administrative Agent, nor any failure or delay by any Lender or the Administrative Agent with respect to exercising any of their rights, powers or privileges under this Agreement or any other Loan Document shall operate as a waiver thereof. The rights and remedies of the Lenders and the Administrative Agent under this Agreement and the other Loan Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

No making of a Loan shall constitute a waiver of any of the covenants or warranties of the Borrower contained herein or of any of the conditions to the obligation of the Lenders to make other Loans. In the event the Borrower is unable to satisfy any such covenant, warranty or condition, no such Loan shall have the effect of precluding the Administrative Agent from thereafter declaring such inability to be an Event of Default as hereinabove provided.
9.7    Survival Upon Unenforceability. In the event any one or more of the provisions contained in this Agreement or any other Loan Document shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof or of any other Loan Document. Without limiting the foregoing provisions of this Section 9.7, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by any bankruptcy, insolvency, debtor’s relief, or other similar laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
9.8    Rights of Third Parties. All provisions herein are imposed solely and exclusively for the benefit of the Lenders, the Administrative Agent and the Borrower; and no other Person shall have standing to require satisfaction of such provisions in accordance with their terms or be entitled to assume that the Lenders will refuse to make Loans in the absence of strict compliance with any or all of such provisions; and any or all of such provisions may, subject to the provisions of Section 9.2 as to the rights of the Lenders, be freely waived in whole or in part by the Administrative Agent at any time if in its sole discretion it deems it advisable to do so.
9.9    Controlling Agreement. In the event of a conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control.
9.10    Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by the Borrower, any Subsidiary, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective assignee of any of the Loans, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, (j) to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under the Credit Agreement or (k) to credit insurance providers.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their Related Parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.
All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their Related Parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.
9.11    Integration; DIP Order Controlling. THIS AGREEMENT AND THE OTHER WRITTEN LOAN DOCUMENTS REPRESENT, COLLECTIVELY, THE FINAL AGREEMENT AMONG THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE TERMS OF THIS AGREEMENT OR ANY LOAN DOCUMENT AND THE DIP ORDER, THE PROVISIONS OF THE DIP ORDER SHALL GOVERN.
9.12    Jurisdiction and Venue; Service of Process.
(a)    All actions or proceedings with respect to, arising directly or indirectly in connection with, out of, related to, or from this Agreement or any other Loan Document may be litigated, at the sole discretion and election of the Administrative Agent, in Bankruptcy Court and, if the Bankruptcy Court does not have (or abstains from) jurisdiction, courts having situs in Houston, Harris County, Texas or the Borough of Manhattan, New York, New York. The Borrower hereby submits to the non-exclusive jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have (or abstains from) jurisdiction of any local, state, or federal court located in Houston, Harris County, Texas or the Borough of Manhattan, New York, New York, and hereby waives any rights it may have to transfer or change the jurisdiction or venue of any litigation brought against it by the Administrative Agent or any Lender in accordance with this Section.
(b)    The Borrower agrees (i) that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.4 or at such other address of which the Administrative Agent shall have been notified pursuant thereto and (ii) that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

9.13    Waiver of Rights to Jury Trial. The Borrower, the Administrative Agent and each Lender hereby knowingly, voluntarily, intentionally, irrevocably, and unconditionally waive all rights to trial by jury in any action, suit, proceeding, counterclaim, or other litigation that relates to or arises out of any of this Agreement or any other Loan Document or the acts or omissions of the Administrative Agent or any Lender in the enforcement of any of the terms or provisions of this Agreement or any other Loan Document or otherwise with respect thereto. The provisions of this Section are a material inducement for the Administrative Agent and the Lenders entering into this Agreement.
9.14    Governing Law. This Agreement and the other Loan Documents shall be deemed to be contracts made under and shall be construed in accordance with and governed by the laws of the State of Texas without giving effect to principles thereof relating to conflicts of law and, to the extent applicable, the Bankruptcy Code; provided, however, that Chapter 345 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) shall not apply.
9.15    Counterparts. For the convenience of the parties, this Agreement may be executed in multiple counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.
9.16    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable and documented fees and out of pocket expenses incurred by the Administrative Agent and its Affiliates and/or the Ad Hoc Group of Noteholders (including the reasonable and documented fees, charges and disbursements of counsel for each of the Administrative Agent and/or the Ad Hoc Group of Noteholders) in connection with (a) the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and, (b) in the case of the Ad Hoc Group of Noteholders, in connection with the preparation, negotiation, execution, delivery and administration of the Approved Plan and the RSA and (ii) all reasonable and documented fees and out of pocket expenses incurred by the Administrative Agent, any Lender and/or the Ad Hoc Group of Noteholders (including the reasonable and documented fees, charges and disbursements of any counsel for the Administrative Agent, any Lender and/or the Ad Hoc Group of Noteholders) in connection with the enforcement or protection of its rights (A) in connection with this Agreement, the other Loan Documents, the Approved Plan and the RSA, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that, in the case of either (i) or (ii) above, the foregoing reimbursement shall be limited, in the case of legal fees, to the reasonable, documented out-of-pocket fees and expenses of one primary counsel and one local counsel in each material jurisdiction as reasonably necessary, in each case, for (i) the Administrative Agent, (ii) the Lenders, taken as a whole, and (iii) the Ad Hoc Group of Noteholders).

(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related costs or expenses (including the fees, charges and disbursements of any counsel for any Indemnitee, subject to the limitations set forth in Section 9.16(a)) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any actual or alleged presence or Release of Hazardous Substances on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any liability under Environmental Laws related in any way to the Borrower or any of its Subsidiaries, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto, INCLUDING ANY OF THE FOREGOING ARISING FROM NEGLIGENCE, WHETHER SOLE OR CONCURRENT, OF ANY INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related costs or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any material breach of the obligations of such Indemnitee under the Loan Documents caused by such Indemnitee’s gross negligence or willful misconduct.
(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fail to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Percentage Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its Percentage Share, as set forth above, of any out-of-pocket expenses (including attorneys’ fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiation, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)    Payments. All amounts due under this Section shall be payable promptly after demand therefor. The agreements in this Section 9.16 shall survive the resignation or removal of the Administrative Agent, the payment and performance of all Obligations and the termination of this Agreement.
9.17    [Reserved].
9.18    [Reserved].
9.19    USA Patriot Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and its Subsidiaries, which information includes the name and address of the Borrower and its Subsidiaries and other information that will allow such Lender to identify the Borrower or such Subsidiary in accordance with the Act.
[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement is executed effective as of the date first above written.

BORROWER:
SWIFT ENERGY COMPANY
By:	______________________
Name:
Title:

ADMINISTRATIVE AGENT :
CANTOR FITZGERALD SECURITIES
By:	_______________________________________
Name:	_______________________________________
Title:	_______________________________________

LENDER:
[___________________]
By:	_____________________________________
Name:	_____________________________________
Title:	_____________________________________

LENDER:
[__________________]
By:	____________________________________
Name:	____________________________________
Title:	____________________________________
By:	____________________________________
Name:	____________________________________
Title:	____________________________________

LENDER:
[______________]
By:	____________________________________
Name:	____________________________________
Title:	____________________________________

LENDER:
[______________]
By:	____________________________________
Name:	____________________________________
Title:	____________________________________

LENDER:
[______________]
By:	____________________________________
Name:	____________________________________
Title:	____________________________________

LENDER:
[______________]
By:	____________________________________
Name:	____________________________________
Title:	____________________________________

LENDER:
[______________]
By:	____________________________________
Name:	____________________________________
Title:	____________________________________
By:	____________________________________
Name:	____________________________________
Title:	____________________________________

LENDER:
[______________]
By:	____________________________________
Name:	____________________________________
Title:	____________________________________